  As filed with the Securities and Exchange Commission on April 12, 2000

                                                     Registration No. 333-95895
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                            Amendment No. 4 to
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                --------------
                             DIGITALWORK.COM, INC.
            (Exact name of Registrant as specified in its charter)
                                --------------
        Delaware                     7389                    52-2089673
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of    Classification or Code Number) Identification Number)
    incorporation or
      organization)
                      230 West Monroe Street, Suite 1950
                            Chicago, Illinois 60606
                                (312) 261-4000
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's principal executive offices)
                                --------------
                               Robert A. Schultz
                               Craig A. Terrill
                             DigitalWork.com, Inc.
                      230 West Monroe Street, Suite 1950
                            Chicago, Illinois 60606
                                (312) 261-4000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                                --------------
                                  Copies To:
        Craig C. Bradley, Esq.                Stephen P. Farrell, Esq.
           Freeborn & Peters                  Stephanie M. Gulkin, Esq.
  311 South Wacker Drive, Suite 3000         Morgan, Lewis & Bockius LLP
           Chicago, IL 60606                       101 Park Avenue
            (312) 360-6000                       New York, NY 10178
         (312) 360-6570 (fax)                      (212) 309-6000
                                                (212) 309-6273 (fax)
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Proposed maximum
          Title of each class of                aggregate        Amount of
        securities to be registered          offering price   registration fee
------------------------------------------------------------------------------
Common Stock, par value $0.005 per
 share(1).................................. $90,000,000.00(2)    $23,760.00(3)
------------------------------------------------------------------------------

(1) Includes certain associated preferred stock purchase rights that will be issued to each stockholder pursuant to a rights agreement by and between DigitalWork.com, Inc. and Chase Mellon Shareholder Services, L.L.C., as Rights Agent.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Previously filed.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy + +these securities in any state where such an offer or sale is not permitted or +
+legal.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated April 12, 2000

PROSPECTUS
                                6,250,000 Shares

                                  Common Stock

--------------------------------------------------------------------------------

  This is our initial public offering of shares of common stock. We are offering 6,250,000 shares. No public market currently exists for our shares of common stock.

  We propose to list the shares on the Nasdaq National Market under the symbol "DWRK." We estimate that the initial public offering price will be between $11.00 and $13.00 per share.

  Investing in the shares involves risks. Risk Factors begin on page 5.

                                                      Per Share   Total
                                                      --------- ----------
      Initial public offering price..................   $       $
      Underwriting discounts and commissions.........   $       $
      Proceeds, before expenses, to us...............   $       $

  We have granted the underwriters a 30-day option to purchase up to 937,500 additional shares of our common stock on the same terms and conditions set forth above, solely to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about        , 2000.

--------------------------------------------------------------------------------

Lehman Brothers

          U.S. Bancorp Piper Jaffray

                                                     Prudential Volpe Technology
                                      a unit of Prudential Securities

          , 2000

                DESCRIPTION OF ARTWORK ON THE INSIDE FRONT COVER

Inside Cover

   The artwork at the top of the page is the DigitalWork.com logo. There are a series of faded concentric ovals in white surrounding the logo. Text accompanying the logo reads: "The Best Way To Do Business. Our e-services are designed to help small businesses grow by simplifying the execution of over 30 critical business functions online."

   Artwork below the logo and corresponding text is a graphic depicting the steps of a hypothetical DigitalWork.com user executing our press release service. Highlighted are the steps and actions within the process as listed below.

   Text accompanying this case study:

"An Example: How to publicize your business."

"Monday, 9:45am: Learn About ItTM.

   Paul learns about the power of press releases at DigitalWork.com. He reviews testimonials from past users, gets a pricing list and checks out available media outlets."

"Monday, 10:15am: Get It DoneTM.

   Paul copies his story into DigitalWork.com's PR template. He targets media outlets by geography and industry category. Paul reviews the information and pays for the service online."

"Tuesday, 8:00am: Get Results.

   DigitalWork.com sends Paul's press release across the wire and into the hands of journalists at more than 500 media outlets worldwide."

   Across the bottom of the page are five partner logos in a white box with rounded corners and a red border. Text across bottom of page accompanying six partner logos: "Some of our visionary partners" Logos are: America Online, Inc., Bank of America, Mail Boxes Etc. USA, Inc., Office Depot and Dell Computer Corporation.

Foldout

   The artwork consists of the DigitalWork.com logo on a white background. There are a series of faded concentric ovals surrounding the DigitalWork.com logo. A black bar with rounded ends runs across the top of the page. Placed on top of the concentric ovals are several logos of our distribution partners. These logos and partners are: "Dell Computer Corporation, Office.com, Mail Boxes Etc. USA, Inc., Bank of America, America Online, Inc., Lycos, Inc., Prodigy Communications Corporation, iVillage, Inc., Bloomberg.com, PurchasePro.com, Inc., How2.com and Wells Fargo."

   Copy contained within the black bar at the top of the page reads: "We have created a pervasive distribution network targeted at the small business market." At the bottom of the page there is additional text that reads: "These
 . . . plus 40 other business portals and growing."

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Special Note Regarding Forward-
 Looking Statements.................   13
Use of Proceeds.....................   13
Dividend Policy.....................   13
Capitalization......................   14
Dilution............................   15
Selected Financial Data.............   16
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   18

                                   Page
                                   ----
Business.........................   23
Management.......................   33
Certain Transactions.............   41
Principal Stockholders...........   43
Description of Capital Stock.....   46
Shares Eligible for Future Sale..   52
Underwriting.....................   54
Legal Matters....................   56
Experts..........................   56
Where You Can Find More
 Information.....................   57
Financial Statements.............  F-1

                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   Until            , 2000, all dealers selling shares of our common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and the financial statements and notes to those statements appearing elsewhere in this prospectus. Except as otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise the option granted by us to purchase additional shares in this offering and assumes the conversion of all of our currently outstanding preferred stock into common stock that will occur upon the completion of this offering. In addition, the share information reflects a 4-for-1 stock split that occurred in October 1999.

                                  Our Business

   We provide business services to the small business market through the Internet. Our offering consists of over 30 online services that are designed to streamline and automate important business functions such as launching a marketing campaign, recruiting new employees and generating sales leads. We refer to our service offering as our e-services platform. We enter into agreements and build relationships with carefully selected business services suppliers who provide some of the elements of each service. To increase the use of our services, we have entered into agreements to offer our e-services platform on over 55 business-oriented Web sites, which we refer to as business portals. Users of these business portals can directly access a version of our e-services platform from the business portal's Web site that is co-branded with our and the business portal's logos. By connecting business service suppliers, small businesses and business portals through our e-services platform, we have created a network that facilitates business-to-business e-service transactions. As of December 31, 1999, over 100,000 small businesses have registered to use our e-services platform, either through one of our business portal partners or directly at our Web site. We anticipate that business portal partners will be our primary means for registering new small business users.

                             Our Market Opportunity

   The widespread adoption and interactive nature of the Internet have created new opportunities for conducting business online. As the number of Internet users has grown, businesses have increasingly recognized the power of the Internet to streamline complex processes, lower costs and improve efficiency. Given the resource and time constraints of most small businesses, which we define as businesses with less than 100 employees, managers in this environment are constantly seeking ways to complete critical business functions more efficiently. In most cases, these functions span all aspects of a business. To effectively compete in today's markets, small businesses need access to the same breadth and depth of business services that have traditionally been accessible only to larger business organizations. Likewise, business service suppliers have not been able to reach and serve the large, highly fragmented small business market efficiently. We believe a significant opportunity exists to connect small business buyers with quality business service providers using the Internet.

   According to International Data Corporation, or IDC, small businesses will increase their spending on e-commerce transactions from $6.2 billion in 1998 to $106.8 billion in 2002, representing a compound annual growth rate of 104%. Furthermore, IDC estimates that the number of small businesses today, 29.6 million, will grow to 38.5 million by 2002.

                          The DigitalWork.com Solution

   We believe we have created a new way for small businesses to execute critical business functions. Through our e-services network, we facilitate business-to-business e-commerce transactions among small businesses, service suppliers and business portals.

   Small Businesses. Our e-services platform provides small businesses with online access to business services that have not previously been readily available to them. Our integrated Web-based solution allows time- and resource-constrained small businesses to complete over 30 critical business functions more efficiently than with traditional offline methods. Furthermore, our platform enables small businesses to learn about and execute each business function in an efficient step-by-step manner. Each e-service has a uniform appearance and execution process, and all of our services utilize our customer care center. Together, these factors make it easier for small businesses to complete multiple functions using our e-services platform.

  Business Service Suppliers. We carefully select each of the business service providers within our e-services network and act as the electronic channel for them to effectively reach the small business market. We customize and enhance the offerings of service suppliers specifically for the small business market and rapidly integrate the offerings into our e-services platform.

  Business Portals. There are thousands of companies with existing small business customers that have created or will create Internet portals to better reach and serve their small business customers. We license and distribute our e-services platform to these portals and allow them to integrate our e-services into their offerings. By expanding the depth and breadth of services business portals offer to their customers, we provide them the benefits of increased customer traffic, improved customer retention and new revenue streams. Our services are co-branded with each portal's logo and Web design and are hosted by our servers in order to maintain a consistent work environment for our users.

   We generate revenue from selling e-services to small business customers and earn fees from business portals and service suppliers for allowing them access to our e-services platform. For the year ended December 31, 1999, revenues we received from e-services transactions represented 81% of our total revenues.

                                  Our Services

   We provide our customers with over 30 business services that we categorize into the following eleven primary workshops:

     Public Relations          Sales                 Training
     Online Advertising        Market Research       Business Software
     Direct Mail               Tech Support          Travel
     Recruiting                Credit

                              Our Growth Strategy

   Our goal is to become the dominant provider of Web-based business services to the small business market. The key elements of our strategy are to:

  . Capitalize on the broad reach of our existing global distribution network;

  . Grow our customer base by adding new business portals as our distribution partners;

  . Expand the depth and breadth of the e-services we offer;

  . Tailor our e-services to meet the specific needs of targeted industries, such as the real estate and retail industries;

  . Leverage our network to generate new revenue streams;

  . Strengthen our relationships with our small business users by continuing to provide high quality customer service and promoting specific services based on their requirements and usage; and

  . Pursue strategic relationships and acquisitions.

   To implement our growth strategy, we will be making significant expenditures before our revenues increase to cover these additional costs. We incurred a net loss of $15.4 million in the year ended December 31, 1999. Among other things, the success of our business will be tied to the ability of our distribution partnerships to attract registered users and the acceptance of our e-services by small businesses.

                    Additional Information About Our Company

   Our principal executive offices are located at 230 West Monroe Street, Suite 2050, Chicago, Illinois 60606, and our telephone number is (312) 261-4000. Our Web site is located at www.digitalwork.com. The information contained at our Web site is not a part of this prospectus.

                                  The Offering

Common stock offered by us........ 6,250,000 shares

Common stock to be outstanding     30,341,293 shares, excluding the shares
 after this offering.............. that may be issued after this offering upon the exercise of warrants and options as
                                   described below.

Use of proceeds................... For general corporate purposes, including working capital to fund operating losses
                                   and capital expenditures. See "Use of
                                   Proceeds" on page 13.

Risk factors ..................... For a discussion of certain risks you should consider before investing in our
                                   common stock, see "Risk Factors" beginning
                                   on page 5.

Proposed Nasdaq National Market    DWRK
 symbol...........................

 Shares that May Be Issued After this Offering Upon the Exercise of Options and
                                    Warrants

   You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding immediately after this offering. If and when we issue these shares, the percentage of common stock you own will be diluted. The following is a summary of additional shares of common stock that we have currently approved for issuance upon the exercise of options and warrants after this offering:

  . 2,375,425 shares of common stock that may be issued upon exercise of outstanding options as of December 31, 1999, at a weighted average exercise price of $0.44 per share;

  . 4,512,335 shares of common stock reserved for future awards under our stock option plan;

  . 750,000 shares of common stock reserved for future purchase under our stock purchase plan;

  . 235,192 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $1.09 per share;

  . a number of shares equal to 10% of the shares of common stock we are selling in this offering issuable upon exercise of warrants outstanding as of December 31, 1999, at the initial public offering price; and

  . 618,261 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at an exercise price of $8.36 per share.

                             Summary Financial Data

   The following table summarizes financial and other information for our business. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 and the information under "Selected Financial Data" beginning on page 16 and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" beginning on page 18.

                          March 18,
                             1998                  Three Months Ended
                         (inception)                   (unaudited)
                           through    -----------------------------------------------  Year Ended
                         December 31, March 31,  June 30,  September 30, December 31, December 31,
                             1998       1999       1999        1999          1999         1999
                         ------------ ---------  --------  ------------- ------------ ------------
                               (dollars in thousands, except per share data)
Statement of Operations
 Data
Revenues ...............   $     33   $    112   $    166    $    561     $    1,078   $    1,917
Gross (loss) profit.....        (28)       (28)       (64)         64            358          330
Operating expenses......      1,455      1,097      1,855       3,849          9,254       16,055
                           --------   --------   --------    --------     ----------   ----------
Operating loss..........     (1,483)    (1,125)    (1,919)     (3,785)        (8,896)     (15,725)
Interest income, net....         16         12         62         114            140          328
                           --------   --------   --------    --------     ----------   ----------
Net loss................   $ (1,467)  $ (1,113)  $ (1,857)   $ (3,671)    $   (8,756)  $  (15,397)
                           ========   ========   ========    ========     ==========   ==========

Basic and diluted net
 loss per share.........   $  (6.13)  $  (2.36)  $  (3.15)   $  (4.05)    $    (4.43)  $   (15.62)
                           ========   ========   ========    ========     ==========   ==========

Weighted average shares
 of common stock--basic
 and diluted............    239,370    471,282    590,032     906,608      1,975,564      985,871

Pro forma basic and
 diluted net loss per
 share..................                                                               $    (1.22)
                                                                                       ==========

Pro forma weighted
 average shares of
 common stock--basic and
 diluted................                                                               12,659,847

   The pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding plus the number of shares of common stock that will be outstanding upon the automatic conversion of all shares of preferred stock actually outstanding as of December 31, 1999 and after giving effect to a 4-for-1 stock split that occurred in October 1999. The assumed conversion of the preferred stock has an antidilutive effect on the pro forma basic and diluted net loss per share.

   The following table is a summary of our balance sheet data:

  . on an actual basis; and

  . on an unaudited as adjusted basis to reflect the sale of 6,250,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. For more information, refer to "Use of Proceeds" on page 13 and "Capitalization" on page 14.

                                                         As of December 31,
                                                                1999
                                                         -------------------
                                                         Actual  As Adjusted
                                                         ------- -----------
                                                             (in thousands)
Balance Sheet Data
Cash and cash equivalents............................... $33,751  $102,001
Working capital.........................................  31,788   100,038
Total assets............................................  36,918   105,168
Total stockholders' equity .............................  33,182   101,432

                                  RISK FACTORS

   You should consider carefully the following risk factors before purchasing our common stock. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties that we have not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future. If any of the following risks occur, our business, operating results and financial condition could be harmed. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements.

                         Risks Related to Our Business

The limited operating history of our company and our industry makes financial forecasting and evaluation of our business difficult.

   We began operating our company in March 1998. We have entered into the majority of our contracts and significant relationships within the last 12 months. Our limited operating history and the absence of other established companies in our industry make it difficult to evaluate our business and forecast our future performance. Our business is subject to risks and uncertainties frequently encountered by companies in new and rapidly evolving markets such as the business-to-business e-services market. Our failure to identify and meet the challenges and risks inherent in a new business and a new industry could cause our business to fail.

We have a history of losses, anticipate losses for the foreseeable future and may never achieve profitability.

   We have incurred net losses in each accounting period since our organization in March 1998, and expect to continue to incur operating losses on both a quarterly and annual basis for at least the foreseeable future. We may never achieve profitability. As of December 31, 1999, we had an accumulated deficit of approximately $16.9 million. We expect to continue to make significant expenditures for sales and marketing, customer acquisition, development and general and administrative functions. Specifically, in 2000 we intend to increase our workforce, expand our facilities and increase the amounts we spend on marketing programs. In each case, we will be making very significant expenditures well before our revenues increase to cover these additional costs. As a result, we will continue to incur significant losses for the foreseeable future. We are not able to estimate the amount of our ongoing loss before we reach profitability. We cannot assure you that our revenue will grow in the future or that we will ever achieve profitability.

Because we depend heavily on relationships with business portals for our growth, if these relationships do not contribute to increased use of our e-services or help us add new customers, our revenue may not increase.

   We have entered into agreements, and intend to enter into additional agreements, with business portals as our primary means to sell our services to small business customers. For the three months ended December 31, 1999, approximately 75% of our users registered through a business portal partner, rather than directly through our Web site. We expect this percentage to increase in the future. This distribution strategy subjects us to a number of risks:

  . Our distribution partners may not attract significant registered users to our e-services. We depend on these business portals to attract registered users to our e-services. We cannot assure you that these business portals will be able to attract significant numbers of small business users or that their customers will use our e-services.

  . Some of our agreements with significant distribution partners are new. We have recently entered into significant agreements with AOL and Dell. The co-branded sites related to AOL are currently being developed and the co-branded site with Dell was recently completed. As a result, we cannot assure you that these companies will successfully integrate our services into their offerings or that these relationships will significantly enhance our business.

  . Some of our distribution partners require us to pay significant fees. We have agreed to pay significant fees to a few of these business portals to include our e-services platform in their offerings. We cannot assure you that we will be able to recover our costs associated with these agreements. For more information regarding these fees, please refer to "Business--Distribution Partners" beginning on page 28.

  . Our agreements with our distribution partners have termination provisions and most do not have non-compete provisions. Our agreements with business portals typically have terms that range between one and two years and in some cases have termination provisions that allow the parties to terminate for reasons beyond our control. In addition, most of these agreements do not restrict the business portals from offering services that compete with ours.

  . Our distribution partners may not meet their obligations to us. If our distribution partners fail to maintain their sites or do not meet their obligations with respect to displaying our services and service marks, we could lose customers.

We depend on agreements with business service providers to fulfill the e-services we offer and if they fail to provide our customers quality service we may lose customers.

   We have agreements with business service providers to fulfill the e-services we offer to our customers. If these business service providers do not perform consistently well, we may lose customers and relationships with our distribution partners. In addition, if we lose one or more of these service providers, even for a short period of time, we may not be able to offer our customers and distribution partners the e-services they expect.

Our strategy of providing e-services over the Internet is novel and may not be successful.

   Our business strategy is to sell e-services to small businesses over the Internet. As of December 31, 1999, approximately 4,200 of our registered users had purchased services from us. If this business strategy proves to be flawed, or if we are unable to execute our strategy effectively, our business, operating results and financial condition will materially suffer. Sales of our e-services could be adversely affected by a number of factors including the following:

  . Small businesses may be unfamiliar with some of the services we offer, since these services have not been readily accessible by them in the past; and

  . Electronic commerce, particularly business-to-business e-services, is still at an early stage of development and small businesses may not be willing to shift their purchasing from traditional vendors to online vendors.

We expect to face intense competition in the small business e-services market for small business customers and strategic partners and, as a result, our market share and financial performance may suffer.

   The small business e-services market is new, rapidly evolving and intensely competitive, and we expect this competition to intensify in the future. Barriers to entry are minimal, and competitors may develop and offer similar services in the future. Although we believe that there may be opportunities for several providers of services similar to ours, a single provider may dominate the market. Our business, financial condition and operating results could be severely harmed if we are not able to compete successfully against current or future competitors.

   In addition to the competition for small business customers, we face competition in entering into strategic alliances with business portals and business service providers. This competition may decrease the amount of revenue we receive from our strategic relationships with business portals and service providers. Also, most of the agreements with our distribution partners and our business service providers do not have exclusivity provisions that would preclude them from partnering with our competitors or offering their own services in competition with us.

   Some of our current and potential competitors have longer operating histories, larger customer bases and greater brand recognition in business and Internet markets and significantly greater financial, marketing, technical and other resources. Our competitors may be able to devote significantly greater resources to marketing and promotional campaigns, may adopt more aggressive pricing polices or may try to attract users by offering products or services for free or below their cost, and may devote substantially more resources to develop new services.

Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations of investors and analysts.

   Our quarterly operating results may fluctuate significantly for a variety of potential reasons including:

  . uncertain demand for and market acceptance of our e-services;

  . inconsistent growth, if any, of our customer base;

  . loss of a substantial number of distribution partners or business service providers;

  . intense and increased competition;

  . introductions of new services or enhancements, or changes in pricing policies, by us or our competitors;

  . increases in operating costs due to the growth of our company; and

  . system or Internet disruptions.

   We believe that quarterly revenues, expenses and operating results are likely to vary significantly in the future, therefore period-to-period comparisons of results of operations are not necessarily meaningful and those comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" beginning on page 18. Due to these and other factors, it is possible that our operating results will be below securities analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

If we cannot continuously enhance our e-services, we may not be able to meet customer demands and our business will suffer.

   Our future success will depend in part on our ability to continue to develop and introduce new services that keep pace with competitive introductions and technological developments, satisfy diverse and evolving small business customer requirements and otherwise achieve market acceptance. If we fail to anticipate or respond adequately to changes in technology and customer preferences, or there are any significant delays in our development efforts, our services may become unmarketable or obsolete and our business will be harmed.

If we fail to effectively manage our expected growth, our management and resources could be strained and our business could be negatively impacted.

   Successful implementation of our business plan requires an effective planning and management process. Our business could be negatively impacted if we do not effectively manage our expected growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We continue to increase the scope of our operations domestically and plan to expand internationally. This growth and integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources.

The loss of our key personnel, including our senior management team, or any inability to attract and retain additional personnel, could greatly increase our operating costs and affect our ability to grow our business.

   We believe that our success will depend on the continued employment of our senior management team and other key personnel. If any of these individuals are unable or unwilling to continue in their present positions, we could face difficulties in growing our business.

   We have grown from seven full-time employees in April 1998 to 68 full-time employees as of December 31, 1999 and we intend to continue to rapidly increase our workforce. The market for employees in technology businesses is very tight and we may not be able to meet our hiring goals. To meet our need to grow our workforce, we may be forced to pay higher compensation than we would otherwise desire.

If our intellectual property protection is inadequate, competitors may undermine our competitive position.

   Our copyrights, service marks, trade secrets and similar intellectual property are important to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers and business partners to protect our proprietary rights. Despite our precautions, third parties may infringe or misappropriate our copyrights, service marks and similar proprietary rights.

If we infringe the intellectual property rights of others, we could be exposed to substantial liabilities that would severely harm our business.

   We cannot be certain that our services do not infringe patents, patent applications or other intellectual property rights. As a result, other parties may assert infringement claims against us. As patent applications are not publicly disclosed until the patent license is issued, applications may have been filed which relate to our services. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of intellectual property rights. We cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing these services. These claims could severely harm our business.

We may not be able to accurately predict the rate of increase in the usage of our e-services, which may affect our timing and ability to expand and upgrade our systems.

   We may not be able to accurately predict the rate of increase in the usage of our e-services. This may affect our timing and ability to expand and upgrade our systems and hardware and software capabilities to accommodate increased use of our network. If we do not upgrade our systems and hardware and software appropriately, we may experience downgraded service, which could damage our business reputation, relationship with customers and our operating results.

We may pursue the acquisition of, or investment in, new and complementary businesses, which may be costly and difficult to integrate.

   We may acquire, or invest in, businesses that complement or augment our existing businesses and services. If we are unable to integrate any newly acquired entities effectively, our operating results, business and growth could be harmed. Integrating any newly acquired businesses or services may be expensive and time consuming. To finance any acquisitions, we may need to raise additional funds. We may not be able to find additional financing, if required, on favorable terms or at all and, in the case of equity financings, dilution to our stockholders may result. We may not be able to conduct any acquired business profitability.

             Risks Related to the Internet and Electronic Commerce

Our success depends on the Internet's ability to accommodate growth in e-services.

   The use of the Internet for retrieving, sharing and transferring information among businesses, buyers, suppliers and partners has only recently begun to develop. If the Internet is not able to accommodate growth in electronic commerce, particularly e-services, our business will suffer. The recent growth in the use of the Internet has caused frequent periods of performance degradation. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion.

Because we are dependent upon the growth of the Internet as a means of commerce, our business may be harmed if its growth is slower than expected.

   If the e-services market does not grow or grows more slowly than expected, our business will suffer. The possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. A number of factors could prevent the acceptance and growth of electronic commerce, including the following:

  . electronic commerce is at an early stage and buyers may be unwilling to shift their traditional means of obtaining business services;

  . increased government regulations or taxation may adversely affect the viability of electronic commerce;

  . insufficient availability of telecommunications services or changes in telecommunication services may result in slower response times; and

  . adverse publicity and consumer concern about the reliability, cost, ease of access, quality of service, capacity, performance and security of electronic commerce transactions could discourage its acceptance and growth.

Security risks of electronic commerce may deter use of our products and services.

   A fundamental requirement to conduct business-to-business electronic commerce is the secure transmission of information over public networks, including credit card billing information. If our customers are not confident in the security of electronic commerce, they may not effect transactions on our platform, which would severely harm our business. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms we use to protect content and transactions on our Web sites or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential member information, place false orders or cause interruptions in our operations. We may be required to incur significant costs to rectify breaches. Further, a well-publicized compromise of Internet security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could adversely affect our business.

If we encounter system failures, the e-services we provide to our customers could be delayed or interrupted, which could severely harm our business and result in a loss of customers.

   Our ability to successfully maintain our platform and provide acceptable levels of customer service largely depends on the efficient and uninterrupted operations of our computer and our communications hardware and network systems. Any interruptions could severely harm our business and result in a loss of customers. Our systems and operations are vulnerable to damage or interruption from human error, sabotage, fire, flood, earthquake, power loss, telecommunications failure and similar events. Although we have taken certain steps to prevent a system failure, we cannot assure you that our measures will be successful and that we will not experience system failures in the future. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure. The occurrence of any system failure or similar event could harm our business dramatically.

Governmental regulation, legal and tax uncertainties could impair the growth of the Internet and decrease demand for our services and increase our costs of doing business.

   The laws governing Internet transactions remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could increase our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in the United States and other countries where we conduct business. The growth and development of the business-to-business electronic commerce market may prompt more stringent laws governing consumer protections and the taxation of electronic commerce. Our non-compliance with any newly adopted laws and regulations could expose us to significant liabilities.

                         Risks Related to this Offering

You will experience immediate dilution with respect to your shares.

   You will incur immediate and substantial dilution of $8.66 per share in the net tangible book value of your shares as a result of this offering. See "Dilution" on page 15. In addition, we expect to grant a large number of options to purchase our common stock in order to attract new employees, which may be dilutive and may affect per share calculations.

We may need additional capital, which may not be available and any financing may dilute existing stockholders.

   We believe that the net proceeds from this offering will enable us to maintain our current and planned operations for at least the next 18 months. However, we may need to raise additional capital in the future to meet our requirements. If our requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on favorable terms, or at all, and may be dilutive to existing stockholders.

Our stock has not been publicly traded before this offering and our stock price may be volatile.

   Our stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. Together with the representatives of the underwriters, we will determine the initial public offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

  . actual or anticipated fluctuations in our results of operations;

  . changes in or failure by us to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new services by us or our competitors;

  . developments with respect to intellectual property rights;

  . conditions and trends in the Internet and other technology industries;
    and

  . general market conditions.

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources which is needed to successfully run our business.

Shares eligible for future sale by our existing stockholders may adversely affect our stock price.

   The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering, 30,341,293 shares of common stock will be outstanding. Of these shares, the 6,250,000 shares sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The number of shares of common stock outstanding would increase to 31,278,793 and the number of freely tradable shares would increase to 7,187,500 if the underwriters exercise their over-allotment option in full. Our officers and directors and most of our significant stockholders have entered into lock-up agreements under which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc., which it may grant in its total, unconditional discretion. Upon expiration of this 180-day lock-up period, the shares owned by these persons prior to completion of this offering may be sold into the public market without registration under the Securities Act in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. In addition, some of our stockholders have the right to require us to register up to 15.8 million shares of common stock for public resale beginning approximately in October 2000. After the date of this prospectus, we intend to register the shares issuable upon the exercise of outstanding stock options and reserved for issuance under our stock option plans. Once we register these shares, they can be sold in the public market upon issuance. See "Shares Eligible for Future Sale" beginning on page 52.

Our management will have broad discretion over the net proceeds from this offering and may not use the funds in a manner that is in your best interest.

   We have no specific plans for the use of the net proceeds from this offering. Generally, we intend to use the net proceeds from this offering, over time, for general corporate purposes including making significant expenditures for sales and marketing, customer acquisition, development and general administrative functions. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. Depending on future developments and circumstances, we may use some of the proceeds for uses other than those described above. Our management will, therefore, have significant flexibility in applying the net proceeds of this offering. Our success and growth depends on the beneficial use of the net proceeds. We cannot assure you that management will use these funds in a manner of which you approve or that allocations will be in the best interest of stockholders.

                    Risks Related to Our Corporate Structure

Our charter documents and Delaware law contain provisions that may discourage takeover attempts that could preclude our stockholders from receiving a change of control premium.

   Elements of our corporate structure contain anti-takeover mechanisms that could have the effect of delaying or preventing changes in control that a stockholder may consider favorable. These elements include the following:

  . a stockholder rights plan;

  . a classified board of directors with three-year staggered terms;

  . the ability of our board, without stockholder approval, to issue preferred stock with currently unrestricted terms and provisions;

  . restriction of stockholder action to voting only at a special or regular meetings;

  . advance notice procedures for nominating candidates to our board of directors;

  . employment agreements that entitle our executives to severance payments in the event of a change of control; and

  . anti-takeover provisions of Delaware law.

   The foregoing could have the effect of delaying, deferring or preventing a change in control of our company, discourage bids for our common stock at a premium over the market price, or harm the market price of, and the voting and other rights of the holders of, our common stock. For more information refer to "Description of Capital Stock--Delaware Anti-Takeover and Certain Certificate of Incorporation and By-law Provisions" beginning on page 49.

Because our executive officers, directors and principal stockholders will exercise significant voting control over our company, the market price of our common stock may be adversely affected.

   We anticipate that our executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 56.2% of our outstanding common stock following the completion of this offering, 54.5% if the underwriters' over-allotment option is exercised in full. These stockholders will be able to exercise substantial influence over all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company. See "Principal Stockholders" beginning on page 43.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, our affiliates do not assume responsibility for the accuracy and completeness of such statements.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of $68,250,000 from the sale of 6,250,000 shares of common stock in this offering, after deducting estimated offering expenses of $1,500,000 and estimated underwriting discounts and commissions at an assumed initial public offering price of $12.00 per share. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of $78,712,500, after deducting estimated expenses of $1,500,000 and estimated underwriting discounts and commissions.

   We have no specific plan for the application or use of the net proceeds of this offering. Generally, we intend to use the net proceeds, over time, for general corporate purposes, including making significant expenditures for sales and marketing, customer acquisition, development and general and administrative functions. We may also use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in businesses, technologies, products or services, although no specific acquisitions are planned and no portion of the net proceeds has been allocated for any such acquisition. The amounts we actually expend for such purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues. Pending such uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities. We believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditure requirements for the next 18 months.

   Accordingly, we will have broad discretion in the application of the net proceeds of this offering. For more information, please refer to "Risk Factors--Our management will have broad discretion over the net proceeds from this offering and may not use the funds in a manner that is in your best interest" beginning on page 11.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not intend nor expect to pay any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  . on an actual basis;

  . on an unaudited pro forma basis to reflect the conversion of all of our outstanding shares of preferred stock into common stock, which will occur upon the completion of this offering; and

  . on an unaudited pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of the shares of common stock in this offering at an assumed initial public offering price of $12.00 per share after deducting the estimated offering expenses and underwriting discounts and commissions.

   This information is derived from, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation" beginning on page 18, and our financial statements and related notes appearing at the end of this prospectus beginning on page F-1.

                                                   As of December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Cash and cash equivalents...................... $ 33,751  $ 33,751    $102,001
                                                ========  ========    ========
Long-term portion of capital lease
 obligations................................... $    263  $    263    $    263
Stockholders' equity:
  Convertible preferred stock, $.005 par value
   per share, 20,895,360 shares authorized,
   20,071,253 shares issued and outstanding,
   actual; 10,000,000 shares authorized, no
   shares issued or outstanding, pro forma and
   pro forma as adjusted.......................      100         0           0
  Common stock, $.005 par value per share;
   41,633,786 shares authorized, 4,020,040
   shares issued and outstanding, actual;
   41,633,786 shares authorized, 24,091,293
   shares issued and outstanding, pro forma;
   100,000,000 shares authorized, 30,341,293
   shares issued and outstanding, pro forma as
   adjusted....................................       20       120         152
  Additional paid-in capital...................   61,008    61,008     129,226
  Stockholders' receivables....................   (5,960)   (5,960)     (5,960)
  Deferred stock compensation..................   (5,123)   (5,123)     (5,123)
  Accumulated deficit..........................  (16,863)  (16,863)    (16,863)
                                                --------  --------    --------
    Total stockholders' equity.................   33,182    33,182     101,432
                                                --------  --------    --------
    Total capitalization....................... $ 33,445  $ 33,445    $101,695
                                                ========  ========    ========

   The outstanding stock information above excludes:

  . 2,375,425 shares of common stock that may be issued upon exercise of outstanding options as of December 31, 1999, at a weighted average exercise price of $0.44 per share;

  . 4,512,335 shares of common stock reserved for future awards under our stock option plan;

  . 750,000 shares of common stock reserved for future purchase under our stock purchase plan;

  . 235,192 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $1.09 per share;

  . a number of shares equal to 10% of the number of shares of common stock we are selling in this offering issuable upon exercise of warrants outstanding as of December 31, 1999, at the initial public offering price; and

  . 618,261 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at an exercise price of $8.36 per share.

   For further information, please refer to "Management--Stock-Based Plans" on page 38 and "Description of Capital Stock--Warrants" on page 48 and note 5 to our financial statements.

                                    DILUTION

   Our net tangible book value as of December 31, 1999 was approximately $33.2 million, or $1.38 per share. We determined net tangible book value per share by dividing the number of outstanding shares of our common stock into our net tangible book value (total tangible assets less total liabilities). Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. Assuming our sale of the shares of common stock in this offering at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, the net tangible book value of our company as of December 31, 1999 would have been approximately $101.4 million, or $3.34 per share. This represents an immediate increase in net tangible book value of $1.96 per share to existing stockholders and an immediate dilution of $8.66 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:

      Initial public offering price per share....................       $12.00
        Net tangible book value per share before this offering... $1.38
        Increase in net tangible book value attributable to new
         investors...............................................  1.96
                                                                        ------
      Net tangible book value per share after offering...........         3.34
                                                                        ------
      Dilution in net tangible book value per share to new
       investors.................................................       $ 8.66
                                                                        ======

   The following table summarizes as of December 31, 1999, on a pro forma basis, the differences between the number of shares of capital stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an assumed initial public offering price of $12.00 (before deducting the estimated underwriting discounts and commissions and estimated offering expenses):

                                Shares Purchased  Total Consideration  Average
                               ------------------ -------------------   Price
                                 Number   Percent   Amount    Percent Per Share
                               ---------- ------- ----------- ------- ---------
      Existing stockholders... 24,091,293   79.4%  52,306,000   41.1%  $ 2.17
      New investors...........  6,250,000   20.6   75,000,000   58.9    12.00
                               ----------  -----  -----------  -----   ------
          Total............... 30,341,293  100.0% 127,306,000  100.0%  $ 4.20
                               ==========  =====  ===========  =====   ======


   The information above does not reflect the following:

  . 2,375,425 shares of common stock that may be issued upon exercise of outstanding options as of December 31, 1999, at a weighted average exercise price of $0.44 per share;
  . 4,512,335 shares of common stock reserved for future awards under our stock option plan;
  . 750,000 shares of common stock reserved for future purchase under our stock purchase plan;
  . 235,192 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $1.09 per share;
  . a number of shares equal to 10% of the number of shares of common stock we are selling in this offering issuable upon exercise of warrants outstanding as of December 31, 1999, at the initial public offering price; and
  . 618,261 shares of our common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at an exercise price of $8.36 per share.

   For further information, please refer to "Management--Stock-Based Plans" on page 38 and "Description of Capital Stock--Warrants" on page 48 and note 5 to our financial statements.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from March 18, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1999, June 30, 1999, September 30, 1999, and December 31, 1999 are derived from unaudited financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. The historical results are not necessarily indicative of future results.

                         March 18, 1998
                          (inception)                 Three Months Ended
                            through     -------------------------------------------------  Year Ended
                          December 31,  March 31,   June 30,   September 30, December 31, December 31,
                              1998        1999        1999         1999          1999         1999
                         -------------- ---------  ----------  ------------- ------------ ------------
                                        (dollars in thousands, except per share data)
Statement of Operations
 Data
Revenues................   $      33    $     112  $      166   $      561    $    1,078   $    1,917
Cost of revenues........          61          140         230          497           720        1,587
                           ---------    ---------  ----------   ----------    ----------   ----------
Gross (loss) profit.....         (28)         (28)        (64)          64           358          330
Operating expenses:
  Marketing and
   strategic alliances..         504          502         822        2,455         3,253        7,032
  Technical and product
   development..........         207          231         700          737         1,184        2,852
  General and
   administrative.......         661          364         275          602         1,201        2,442
  Non-cash charges......          83            0          58           55         3,616        3,729
                           ---------    ---------  ----------   ----------    ----------   ----------
    Total operating
     expenses...........       1,455        1,097       1,855        3,849         9,254       16,055
                           ---------    ---------  ----------   ----------    ----------   ----------
Operating loss..........      (1,483)      (1,125)     (1,919)      (3,785)       (8,896)     (15,725)
Interest income, net....          16           12          62          114           140          328
                           ---------    ---------  ----------   ----------    ----------   ----------
Net loss................   $  (1,467)   $  (1,113) $   (1,857)  $   (3,671)   $   (8,756)  $  (15,397)
                           =========    =========  ==========   ==========    ==========   ==========
Basic and diluted net
 loss per share.........   $   (6.13)   $   (2.36) $    (3.15)  $    (4.05)   $    (4.43)  $   (15.62)
                           =========    =========  ==========   ==========    ==========   ==========


Weighted average shares
 of common stock
 outstanding used in
 computing basic and
 diluted net loss per
 share..................     239,370      471,282     590,032      906,608     1,975,564      985,871
Pro forma basic and
 diluted net loss per
 share .................                                                                   $    (1.22)
                                                                                           ==========


Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share.....                                                                   12,659,847

   The pro forma basic and diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding plus the number of shares of common stock that will be outstanding upon the automatic conversion of all shares of preferred stock actually outstanding as of December 31, 1999 and after giving effect to a 4-for-1 stock split that occurred in October 1999. The assumed conversion of the preferred stock has an antidilutive effect on the pro forma basic and diluted net loss per share.

   The following table is a summary of our balance sheet data:

  . on an actual basis;

  . on an unaudited as adjusted basis to reflect the sale of 6,250,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. For more information, refer to "Use of Proceeds" on page 13 and "Capitalization" on page 14.

                                                                    As of
                                                              December 31, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
                                                               (in thousands)
Balance Sheet Data
Cash and cash equivalents................................... $33,751  $102,001
Working capital.............................................  31,788   100,038
Total assets................................................  36,918   105,168
Total stockholders' equity..................................  33,182   101,432

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and notes beginning on page F-1 and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under "Risk Factors" beginning on page 5, "Special Note Regarding Forward-Looking Statements" on page 13 and elsewhere in this prospectus.

Overview

   We provide business services to the small business market through the Internet. Our offering consists of over 30 online services that are designed to streamline and automate important business functions such as launching a marketing campaign, recruiting new employees and generating sales leads. We refer to our service offering as our e-services platform. We enter into agreements and build relationships with carefully selected business services suppliers who provide some of the elements of each service. To increase the use of our services, we have entered into agreements to offer our e-services platform on over 55 business-oriented Web sites, which we refer to as business portals. Users of these business portals can directly access a version of our e-services platform from the business portal's Web site that is co-branded with our and the business portal's logos. We currently offer our services primarily in the United States, but we plan to expand our international presence.

   We were founded in March 1998 and devoted the balance of 1998 principally to organizational activities, including the initial establishment of our e-services network. While we began offering our business-to-business services in August 1998, we did not generate significant revenue until 1999. As a result, comparisons of our financial results between 1998 and 1999 are not meaningful or indicative of our future growth or financial performance.

Quarterly Results of Operations

   We are providing a discussion and analysis of our results of operations that is focused on the seven quarters from our inception to December 31, 1999. You should read this table along with our consolidated financial statements and related notes. The information provided below has been derived from our unaudited financial statements, and, in the opinion of management, it includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You must consider our prospects in light of the risks, expenses and difficulties encountered by companies in new and rapidly evolving markets. We may not be successful in addressing these risks and difficulties. Although we have experienced significant percentage growth in revenues in recent periods, we may not be able to sustain our prior growth rate. Our prior growth may not be indicative of future operating results.

                                                Three Months Ended
                                                    Unaudited
                         ------------------------------------------------------------------
                         June 30, Sept. 30, Dec. 31, Mar. 31,  June 30,  Sept. 30, Dec. 31,
                           1998     1998      1998     1999      1999      1999      1999
                         -------- --------- -------- --------  --------  --------- --------
                                                  (in thousands)
Statement of Operations
 Data
Revenues................  $   0     $   5    $  28   $   112   $   166    $   561  $ 1,078
Cost of revenues........      2         5       54       140       230        497      720
                          -----     -----    -----   -------   -------    -------  -------
Gross (loss) profit.....     (2)        0      (26)      (28)      (64)        64      358
Operating expenses:
 Marketing and
  strategic alliances...     31       122      351       502       822      2,455    3,253
 Technical and product
  development...........      1        55      151       231       700        737    1,184
 General and
  administrative........    161       238      262       364       275        602    1,201
 Non-cash charges.......      0         0       83         0        58         55    3,616
                          -----     -----    -----   -------   -------    -------  -------
   Total operating
    expenses............    193       415      847     1,097     1,855      3,849    9,254
                          -----     -----    -----   -------   -------    -------  -------
Net operating loss......   (195)     (415)    (873)   (1,125)   (1,919)    (3,785)  (8,896)
Interest income, net ...      1         3       12        12        62        114      140
                          -----     -----    -----   -------   -------    -------  -------
Net loss................  $(194)    $(412)   $(861)  $(1,113)  $(1,857)   $(3,671) $(8,756)
                          =====     =====    =====   =======   =======    =======  =======

 Results of Operations

  Revenues

   We generate revenue from two sources: e-services transactions and network fees earned from business portals and service suppliers. The increases in revenues since our inception are attributable to increases in both the number of e-services purchased as well as increases in network fees. For the twelve months ended December 31, 1999, e-services transactions represented approximately 81% of our total revenues, while network fees represented approximately 19% of total revenues.

   E-services Transactions. Small businesses utilize our Web-based e-services platform to access and execute essential business services. We then work with our business service suppliers in completing the transaction and delivering the service to the customer. Since we assume the economic risk related to collections, customer service and fulfillment and we determine the price of the service, we recognize revenue from e-services transactions as the total price of the service a small business customer purchases. We recognize revenue when the service is delivered to our small business customer.

   Network Fees. Small businesses access our platform through our business-to-business network of leading business portals as well as through our own site at www.digitalwork.com. We typically earn initial content licensing fees from business portals for the integration of a co-branded version of our e-services platform into their Web sites. In addition to this licensing fee, we also typically earn ongoing maintenance fees. We recognize revenue from the initial licensing fees and the ongoing maintenance fees on a straight line basis over the terms of the respective agreements. In addition to fees paid by business portals, we also, in some cases, will earn fees from our business service suppliers which will entitle them to be a provider of a particular service to our network. The revenue related to these fees will be recognized over the term of the agreement. The term of our agreements typically ranges from one to two years and the agreements are subject to renewal. Finally, we earn revenue from the sale of advertising on our e-services platform. Advertising revenue is recognized in the period in which the advertising is displayed.

   In addition, we have entered into agreements with third parties which will act as both a service supplier and distribution partner, resulting in complex sales and purchase arrangements. We recognize the revenue and expense of the arrangement based on the objective evidence of fair value of the elements. Objective evidence of fair value is determined by reference to our history of other comparable and relevant third party cash transactions for each element in the arrangement. In the year ended December 31, 1999, revenue and expense elements of the arrangements we have entered into have been netted and will be recognized over the terms of the agreements. This treatment resulted in a reduction of revenue of approximately $443,000 and a corresponding amount of expenses in the year ended December 31, 1999. No service arrangements were entered into during the period from March 18, 1998 (inception) through December 31, 1998.

  Cost of Revenues

   Cost of revenues consists of fees paid to business service suppliers for e-services fulfillment, revenue sharing with business portals from e-services transaction fees, credit card processing fees and personnel and other costs related to our customer service group. Cost of revenues has increased since our inception due to the increase in revenues. Our gross margins vary from quarter to quarter based on the volume and mix of e-services fulfilled and the network fees generated during the quarter and the costs of customer service levels maintained in the quarter.

  Operating Costs

   We classify our operating costs into four categories: marketing and strategic alliances; technical and product development; general and administrative; and non-cash charges.

   Marketing and Strategic Alliances. Marketing and strategic alliances expense consists primarily of employee compensation, advertising, customer acquisition costs, amortization of strategic marketing payments, and other marketing programs. Our marketing and strategic alliances expenses have increased each quarter since inception as we have expanded our marketing and strategic alliance development efforts. We expect these expenses to continue to increase in absolute dollars as we increase the number of business services suppliers and business portals in our network, and as we promote our brand and the brand of our e-services network.

   Technical and Product Development. Technical and product development expense relates to the development and enhancement of our e-services platform. These expenses include related employee compensation and third-party contract development costs. Technical and development costs have increased each quarter since inception primarily due to increased staffing and associated costs related to the development of our e-services platform. We expect our technical and product development expense to increase in absolute dollars as we continue to enhance and add features and services to our e-services platform.

   General and Administrative. General and administrative expense consists primarily of compensation for personnel, fees for outside professional advisors and general overhead and facilities costs. General and administrative costs have increased primarily as a result of personnel additions, the costs of leasing additional office space to support our growth and increased fees paid for professional services. We expect these costs will increase in absolute dollars as we continue to add staff and infrastructure to support our business growth and incur the costs associated with being a public company.

   Non-cash charges. Non-cash charges consist of stock-based compensation expense, strategic marketing equity instruments expense and other equity expenses. Stock-based compensation expense consists of expenses related to employee stock option grants issued with exercise prices lower than the deemed fair value of the underlying shares at the time of the grant. Stock-based compensation is amortized over the vesting period of each individual award using a graded vesting method. We have recorded aggregate deferred stock compensation of $5.9 million for options granted in 1999. We recognized a total of $780,682 in stock compensation expense in 1999. We anticipate that the total charges we will recognize in future periods from amortization of deferred stock compensation as of December 31, 1999, are $2.7 million in 2000, $1.4 million in 2001, $750,521 in 2002 and $264,177 in 2003.

   Strategic marketing equity instruments expense of $2.9 million consists of expenses associated with the value of warrants issued under our agreements with certain distribution partners. Other equity expense consists of warrants granted with respect to services rendered, or financing provided to us. These expenses are based on the estimated fair value of the warrants as determined by the Black-Scholes option pricing model and the provisions of EITF 96-18. Non-cash charges increased in the quarter ended December 31, 1999 as a result of the issuance of warrants to purchase shares of our stock related to two key strategic partner agreements and the recording of expenses related to the issuance of stock options.

  Interest Income, Net

   Interest income, net consists primarily of interest income received from the investment of proceeds from our financing activities offset by interest expense under leasing arrangements and bank fees.

  Income Taxes

   We have incurred net losses since inception for tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had approximately $12.9 million of net operating loss carryforwards to offset against future taxable income. The related net deferred tax assets have been fully reserved through December 31, 1999. The net operating loss carryforwards expire beginning in 2013, if not used. Utilization of net operating losses may be subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

Liquidity and Capital Resources

   We have historically satisfied our cash requirements primarily through private equity financing transactions. Through December 31, 1999, we raised cumulative net proceeds of $51.6 million through private equity offerings of which approximately $5.1 million was received in January 2000. As of December 31, 1999, we had cash and cash equivalents of $33.8 million and working capital of $31.8 million.

   Net cash used in operating activities totaled $1.1 million in 1998 and $10.8 million in 1999. Our use of cash since inception was primarily attributable to operating losses, partially offset by non-cash charges of depreciation and amortization, amortization of deferred stock compensation and the expenses associated with the value of warrants issued under our agreements with certain distribution partners.

   Net cash used in investing activities totaled $79,153 in 1998 and $351,289 in 1999. We have made substantial investments in computer equipment and software, office furniture and leasehold improvements.

   Net cash provided by financing activities was $2.6 million in 1998 and $43.5 million in 1999, primarily from the sale of preferred stock.

   We expect to experience significant growth in our operating costs for the foreseeable future in order to execute our business plan, particularly in the areas of marketing, strategic alliances, hiring additional employees and expanding the e-services we offer. For more information, please refer to "Business--Our Growth Strategy" beginning on page 25. In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any of these transactions. We believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditures for at least the next 18 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that we require additional financing, we may not be able to raise it on terms acceptable to us, if at all. Currently, we do not have any specific plans for further equity offerings in the future.

Recent Developments

   We recently entered into an agreement with America Online, Inc. to provide sales and marketing services on a customized co-branded site which is accessible from certain of America Online's properties. For more information please refer to "Business--Distribution Partners--America Online, Inc." on page
28. As part of this agreement, we will receive all of the e-services revenue generated from the purchase of our services provided to AOL's users during the term of the agreement. We paid AOL a $6.0 million fee to enter into this agreement. We are amortizing the fee we paid to AOL over the 18-month term of the agreement, and including it as a marketing and strategic alliance expense. In connection with this agreement, we also issued a three-year warrant to AOL to purchase 276,000 shares of our common stock at $8.36 per share. We have included the value of the warrant, as calculated using the Black-Scholes method, in non-cash charges as of December 31, 1999.

   We also recently entered into an agreement with Dell Computer Corporation under which Dell offers many of our business services to its customers and prospects. For more information please refer to "Business--Distribution Partners--Dell Computer Corporation" on page 28. The terms of the agreement provide that we will share with Dell the e-services revenue generated by Dell users, and we will pay a fee to Dell for each registered user and e-services customer generated through this relationship. In addition, we will pay Dell up to a $2.0 million fee for integrating our co-branded site 12 months after the launch of the site. If Dell provides us with less than a minimum number of paying customers during this period, Dell will refund a portion of the fee. We are amortizing this fee over the two-year term of the agreement, and including it as a marketing and strategic alliance expense. In connection with this agreement, we also issued a two-year warrant to Dell to purchase 150,000 shares of our common stock at $8.36. We have included the value of the warrant, as calculated using the Black-Scholes method, in non-cash charges as of December 31, 1999.

   On March 17, 2000, we entered into an agreement with VerticalNet, which enhances our ability to implement our vertical market growth strategy. Specifically, VerticalNet will sell to us 120 co-branded storefronts for our use or resale to our customers. Storefronts are Web pages hosted by VerticalNet that are accessed by a link contained on VerticalNet Web sites that serve as online communities for various industries.

Each storefront contains graphical and text information about our or one of our customer's products and services and links to our and our customers' Web sites. We agreed to pay VerticalNet $800,000 for these storefronts and to purchase advertisements over the term of the agreement. VerticalNet has indicated an interest to purchase $1.5 million of common stock in this offering at the initial public offering price per share.

Year 2000 Impact

   We have not experienced any problems with our computer systems relating to distinguishing twenty-first century dates from twentieth century dates, which are generally referred to as year 2000 problems. We are also not aware of any material year 2000 problems with our vendors, business service providers or distribution partners. Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any year 2000 problems.

Disclosures About Market Risk

   As of December 31, 1999, we had cash and cash equivalents of $33.8 million, which consisted of cash and highly liquid short-term investments. Our short-term investments will decline in value by an immaterial amount if market interest rates increase. Declines of interest rates over time will, however, reduce our interest income from our short-term investments.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for us for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We do not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on our financial position, results of operations, and cash flows.

                                    BUSINESS

Overview

   We provide business services to the small business market through the Internet. Our offering consists of over 30 online services that are designed to streamline and automate important business functions such as launching a marketing campaign, recruiting new employees and generating sales leads. We refer to our service offering as our e-services platform. We enter into agreements and build relationships with carefully selected business services suppliers who provide some of the elements of each service. To increase the use of our services, we have entered into agreements to offer our e-services platform on over 55 business-oriented Web sites, which we refer to as business portals. Users of these business portals can directly access a version of our e-services platform from the business portal's Web site that is co-branded with our and the business portal's logos. By connecting business service suppliers, small businesses and business portals through our e-services platform, we have created a network that facilitates business-to-business e-service transactions. As of December 31, 1999, over 100,000 small businesses have registered to use our e-services platform, either through one of our business portal partners or directly at our Web site. We anticipate that business portal partners will be our primary means for registering new small business users.

Industry Overview

   Growth of Business-to-Business Electronic Commerce. The widespread adoption and interactive nature of the Internet has created new opportunities for conducting business online. Businesses are utilizing the Internet to improve the way they reach and transact business with customers and suppliers. The Internet is one of the fastest-growing means of communication, reaching consumers and businesses globally. As the number of Internet users has grown, businesses have increasingly recognized the power of the Internet to streamline complex processes, lower costs and improve efficiency. Forrester Research expects business-to-business electronic commerce to grow more rapidly than business-to-consumer electronic commerce over the next several years. Forrester Research estimates that business-to-business electronic commerce will grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for 90% of the dollar value of electronic commerce in the United States by 2003.

   The Impact of the Internet on the Small Business Market. Small businesses, which we define as businesses with less than 100 employees, are turning to the Internet as a productivity tool to achieve access to the expertise, information and services they require in order to compete more effectively. Given the resource and time constraints of most small businesses, managers in this environment are constantly seeking ways to complete critical business functions efficiently. In most cases, these tasks span all aspects of a business. To effectively compete in today's markets, small businesses need access to the same breadth and depth of business services that have traditionally been accessible only to larger business organizations. Likewise, business service suppliers have not been able to reach and serve the large, highly fragmented small business market efficiently.

   The Small Business Market in the United States. According to International Data Corporation, or IDC, small businesses will increase their spending on e-commerce transactions from $6.2 billion in 1998 to $106.8 billion in 2002, representing a compound annual growth rate of 104%. Furthermore, IDC estimates that the number of small businesses today, 29.6 million, will grow to 38.5 million by 2002.

   Small businesses are a major force in the United States economy. According to the Small Business Association, businesses with less than 500 employees:

  . employ 53% of the private workforce;

  . contribute 47% of all sales; and

  . represent 50% of the private gross domestic product.

The Opportunity For An Effective E-Services Network

   We believe several converging trends have created a significant opportunity for a network connecting small businesses, business service providers and business portals.

   Small Businesses Lack the Time, Resources and Expertise to Complete Critical Business Functions. Small businesses need the same quality of services traditionally accessible only by larger enterprises in order to compete effectively and enhance their opportunity for success. However, small businesses have limited resources, time and expertise and often cannot readily find and establish relationships with suitable service providers.

   The Small Business Market is Difficult to Reach and Serve. Business service providers have not traditionally focused on the needs of small businesses due to the high cost of targeting and servicing this large, highly fragmented market. In addition, these service providers have not been able to efficiently provide the customized products and services required by small businesses.

   Business Portals Need E-Services to Attract Users and Enhance Their Offerings. A wide range of organizations are creating business portals in order to enhance and retain their relationships with their small business customers. These organizations want to offer transaction-based business services to their users to complement their current and future offerings and to generate additional revenue streams. Competitive pressures are forcing these business organizations to quickly bring comprehensive e-service offerings to market. As importantly, these organizations require a customized look, feel and branding to match their current portal offerings for a consistent user experience.

The DigitalWork.com Solution

   We believe we have created a new way for small businesses to execute critical business functions. Through our e-services network, we facilitate business-to-business transactions among small businesses, service suppliers and business portals.

   Small Businesses. Our e-services platform provides small businesses with online access to business services that have not previously been readily available to them. Our integrated Web-based solution allows time- and resource-constrained small businesses to complete over 30 critical business functions more efficiently than with traditional offline methods. Furthermore, our platform enables small businesses to learn about and execute each business function in an efficient step-by-step manner, all with a uniform appearance and execution process. By accessing our e-services network, small businesses can:

  . gain functional expertise by using decision-making tools, questionnaires, testimonials and other educational content through our Learn About ItSM process;

  . streamline the execution of business services by accessing a step-by-step, template-driven methodology through our Get It DoneSM process;

  . gain access to personalized services, such as status of work-in-progress and recommendations for additional services, through our My WorkspaceSM feature;

  . access new sales opportunities by real time notification of corporate buying activities through our Lead GeneratorSM service;

  . receive consistent online and offline customer support across all of our services; and

  . pay for the range of services through a single payment and billing system.

   Business Service Providers. We carefully select each of the business service providers within our e-services network and act as the electronic channel for them to effectively reach the small business market. We customize and enhance the offerings of service suppliers specifically for the small business market and integrate them into our e-services platform with common interfaces and a consistent look and feel. Our platform allows these organizations to make their services available to small businesses on a large scale, while allowing small businesses to receive these services on a customized and personalized level.

   Business Portals. There are thousands of companies with small business customers that have created or will create Internet portals to better reach and serve their small business customers. We license and distribute our e-services platform to these portals and allow them to integrate our e-services into their offerings. By expanding the depth and breadth of services business portals offer to their customers, we provide them the benefits of increased customer traffic, improved customer retention and new revenue streams. Our services are co-branded with each portal's logo and Web design and are hosted by our servers in order to maintain a consistent work environment for our users and provide the technical support required to maintain our platform for the portals.

Our Growth Strategy

   Our goal is to become the dominant provider of Web-based business services to the small business market. The key elements of our strategy are:

   Capitalize on our Existing Global Distribution Network. Currently, we have agreements with over 55 business portals that act as our distribution partners. These distribution partners have extensive customer bases. We will take advantage of the broad reach of this established distribution network to market our e-services.

   Further Expand our Global Distribution Network. We will leverage our market position and technology platform to expand the number of our distribution partners. We will continue to target the thousands of companies with concentrated small business customer bases and that have Internet portal strategies. We have built and will expand our business development infrastructure to service the continuing addition of distribution partners and to support joint online and offline marketing initiatives.

   Continue to Expand the Number of Small Business E-Services We Offer. We currently have over 30 e-services available through our network and we intend to continuously add to and enhance our e-services. By adding additional e-services, we will increase the opportunity to offer our customers services targeted to their specific needs, which will drive new as well as repeat usage. We intend to increase the number of services offered by:

  . Leveraging our small business knowledge to expand services into new categories. We will continue to leverage our knowledge of the small business market captured through customer feedback, usage data, user groups, demographic data and customer service to expand and modify our services offering beyond our current categories.

  . Enabling business services suppliers to add services to our network themselves. We are developing technology to enable suppliers to add their services into our network without significant technical assistance. We will monitor new service introductions in order to maintain navigational ease and ensure the quality of services we offer.

  . Expanding international service offerings. We will develop services that are specifically designed for foreign markets to increase our international registered user base. In addition, we intend to expand our business service supplier relationships internationally by identifying partners within specific countries to fulfill certain of our services locally.

   Tailor Our E-Services for Specific Vertical Markets. We will add new services and tailor existing services to meet the specific needs of small businesses in selected industry vertical markets, such as the real estate and retail industries. In March 2000, we entered into an agreement with VerticalNet, which enhances our ability to implement our vertical market growth strategy. Specifically, VerticalNet will sell to us 120 co-branded storefronts for our use or resale to our customers. Storefronts are Web pages hosted by VerticalNet that are accessed by a link contained on VerticalNet Web sites that serve as online communities for various industries. Each storefront contains graphical and text information about our or one of our customer's products and services and links to our customers' Web sites.

   Leverage Our Existing Network to Generate New Revenue Streams. Our network of small businesses, distribution partners and business services suppliers is an asset that can be utilized in new and powerful ways. For example, we recently added a service for small businesses to promote and sell their products and services to other small businesses within our network. Through this and other initiatives, we can increase the value we add to all parties using our platform.

   Strengthen Our Relationship With Our Small Business Users. We intend to strengthen our relationships with our small business customers and foster repeat usage by continuing to provide high quality customer service and promoting specific services based on customer interest and usage. Our customer care staff will continue to use e-mail, online chats and tutorials to facilitate the use of our services and promptly respond to customer requests.

   Enter into New Strategic Relationships and Acquisitions. We anticipate that we will pursue strategic relationships and acquisitions in order to rapidly expand the depth and breadth of our e-services, expand our geographic and industry-specific presence and acquire new, complementary technologies.

Our E-Services

   We provide our customers with a wide array of business services that we categorize into eleven primary workshops:


Workshop          E-Service
------------------------------------------
Public Relations  . Write a Press Release
                  . Review a Press Release
                  . Send a Press Release
                  . Monitor Press Coverage
                  . Find a Tradeshow

Workshop           E-Service
Credit             . Accept Credit Cards
                   . Buy a Credit Report
                   . Collect Bad Debts
Market Research    . Company Research
                   . Monitor Industries
                   . Purchase Business
Tech Support         Software
                   . Online File Storage
                   . Backup Your Computer
Training           . Take Online Tutorials
                   . Buy Business Books
                   . Buy Management
Business Planning    Software
                   . Buy Direct Marketing
                     Software
                   . Make Travel
Travel               Reservations

  Online Advertising                                 . Banner Ad Campaigns
                                                     . Send Direct E-Mail
                                                     . Submit to Search
                                                       Engines
  Direct Mail                                        . Buy Mailing Lists
                                                     . Launch a Direct Mail
                                                       Campaign
                                                     . Web site Postcards
  Sales                                              . Lead Generator
                                                     . Business Partner
                                                       Program
                                                     . Company Information
  Recruiting                                         . Review Salary Data
                                                     . Job Postings
                                                     . Search Resumes
                                                     . Find Temporary
                                                       Employees


   We have designed our workshops to simplify the execution of these critical business functions. All of these e-services are provided in a user-friendly format with a consistent user interface and a single payment process. Our Learn About ItSM and Get It DoneSM approach allows small business customers to gain expertise and complete these functions in an efficient, step-by-step fashion. Our My WorkspaceSM feature provides a personalized interface that allows the small business customers to monitor the progress of tasks underway while providing additional information on promotions and recommendations that pertain to workshops that our customers have previously used or in which the customers have expressed interest. At each step in the process, we provide ongoing customer support through our highly trained customer care team to guide our small business customers through the process.

   An example of this approach is our "Send a Press Release," one of our services that helps small businesses execute public relations campaigns. The following is our process to help our customers effectively create and distribute a press release:

                            [CUSTOMER SUPPORT LOGO]

   Learn About the Service. A small business customer can receive education on our press release service and the most effective ways of sending press releases through our "Learn About It" area. A small business customer can find:

  . a general overview of the service;

  . a list of advantages of using our service versus other, more traditional methods;

  . a description of how our service works;

  . a general overview of the press release distribution options;

  . a listing of prices;

  . customer testimonials; and

  . answers to frequently asked questions about press releases.

   Compose the Press Release. After learning about the service and making the decision to proceed with execution of the release, our customer is presented with the first step of the press release "Get It Done" process. In this step, our customer composes the release by entering the content of the press release, company data and the distribution date. For an additional charge to our customer, one of our product specialists will review the release and provide guidance to the customer.

   Select the Distribution Options. In this next "Get It Done" step, our customer is presented with a wide array of distribution options--ranging from local, state and regional media outlets to broader and more complex national and international distribution. After selecting the geographic distribution for the release, our customer can choose up to five industry categories for free distribution to the trade media for these industries.

   Proof and Edit the Order. Once our customer composes the release and selects the distribution options, the customer enters the third "Get It Done" step. This step allows the customer to review the provided information and make changes if necessary.

   Execute Payment for the Order. In this "Get It Done" step, we present the customer with the final order details as well as the final payment price. Our customer can pay either directly into the site through secured credit card transaction or a credit card payment via phone.

   Distribution of the Release. After we receive approved payment, we submit the press release for distribution through our selected service provider. Our customer service department informs the customer as to time of release distribution as well as the links for viewing the release through the online media.

Distribution Partners

   Over 55 business portals are distribution partners for our e-services platform. Currently, these distribution partners include:

About.com                  Encanto                   Office.com
Advancing Women            Fortune Financial Group   Office Depot
America Online, Inc.       FreeAgent.com             Old Kent Bank
AT&T Business Networking   FreeDrive                 Online Inc.
Bank of America            Hispanic Business         Orbit Commerce
BellSouth                  How2.com                  PR Newswire
Bigstep.com                IBM Small Business        Prodigy
Black Enterprise           IBM Business Partners     Prodigy Business
Black Stocks (New Visions) InfoUSA                   Solutions
Bloomberg                  iVillage.com              PurchasePro.com
CCH                        JIAN                      Region Online (12
ChamberBiz                 KiraCom                   regional portals)
Citibank                   LA Times                  RR Donnelley & Sons
ClickAction                libertynet.com             (Growth Curve.net)
dbusiness.com              Lycos                     smalloffice.com
Dell Computer Corporation  Mail Boxes Etc.           Spare Time
EmployeeMatters            NewsReal                  staffleasing.com
                                                     theGlobe.com
                                                     Wells Fargo
                                                     Vicinity Corporation

   The following is a summary of the nature of the relationship we have with some of our significant distribution partners.

   America Online, Inc. In January 2000, we signed an agreement to provide sales and marketing services on a customized co-branded site which is accessible throughout certain of America Online's properties, including AOL, CompuServe and Netscape. Through this agreement, America Online users can access our public relations, online advertising, direct mail, market research and sales workshops. We paid AOL a $6.0 million fee to enter into this agreement. Under the terms of the agreement, AOL has committed to provide a minimum number of times that promotions for the co-branded site will be viewed by AOL users over the 18-month term of the agreement. In addition, AOL has agreed to license a co-branded version of its AOL Instant Messenger service to us. This agreement can be terminated by either of the parties if there is a material breach of the agreement that is not cured within 30 days, the other party publicly releases information about the relationship without the other's consent, or the other party declares bankruptcy or becomes insolvent. AOL may terminate the agreement if there is a change of control of either party as long as AOL refunds a pro rata portion of the fee we paid. In connection with this agreement, we also issued a three-year warrant to AOL to purchase 276,000 shares of our Series D preferred stock at $8.36.

   Dell Computer Corporation. In December 1999, we entered into an agreement with Dell, under which Dell offers a majority of our business services to its customers and prospects. In addition, we will participate in several joint marketing activities with Dell in order to drive potential and existing customers to our co-branded Web site. The agreement provides that we will share with Dell the e-services revenue generated by the Dell users, and will pay a fee for each registered user and e-services customer generated through this relationship. In addition, we will pay Dell a $2.0 million fee for integrating our co-branded site 12 months after the launch of the site. If Dell provides us less than a minimum number of paying customers during the first 12 months after launch of the site, Dell will refund a portion of the fee. Either party may terminate this agreement six months after the launch. In connection with this agreement, we also issued a two-year warrant to Dell to purchase 150,000 shares of our common stock at $8.36 per share. In addition, in December 1999, Dell purchased 598,086 shares of our Series D preferred stock for $5.0 million.

   Mail Boxes Etc. In September 1999, we signed a two year agreement to be the exclusive business services provider for Mail Boxes Etc. within its online properties. Mail Boxes Etc. has rolled out a program to encourage franchise owners to promote our services to their customers. This program includes in-store promotional materials and Web site promotions. We will also be customizing our e-service templates to incorporate Mail Boxes Etc. branding and information so that franchise owners can use our services to manage their businesses. This agreement may be terminated by either party if a material breach of the other party is not cured within 30 days. In December 1999, Mail Boxes Etc. purchased 239,234 shares of our Series D preferred stock for $2.0 million.

   PurchasePro.com. We signed a one-year distribution agreement with PurchasePro.com in June 1999. We are the platform for business services on PurchasePro.com's Web site, and are substantially integrated into its Web site. In addition, we have co-developed our Lead Generator service with PurchasePro.com, which allows companies to respond to requests for quotations initiated by other companies for the purchase of goods and services. We paid a $50,000 license fee and will pay a $575,000 subscription fee to PurchasePro.com under this agreement. Either party may terminate this agreement if a material breach by the other party is not cured within 60 days. In December 1999, PurchasePro.com purchased 179,425 shares of our Series D preferred stock for $1.5 million.

   Smalloffice.com. Smalloffice.com is one of the leading online providers of a comprehensive set of proprietary content, community, business tools, and services for owners and operators of small business and income-producing home offices. Smalloffice.com has the exclusive digital content rights from Home Office Computing and Small Business Computing & Communications, two leading publications in the small business market with a combined monthly circulation exceeding 650,000 as of June 1999. In December 1999, we signed an agreement with smalloffice.com to integrate our e-services platform throughout the content and community areas of the smalloffice.com Web site. Either party may terminate this agreement by providing written notice 30 days prior to the termination date. In addition, we are engaged in multiple online and offline joint marketing initiatives. In December 1999, Smalloffice.com purchased 119,617 shares of our Series D preferred stock for $1.0 million.

Business Development and Marketing

   We attract small business customers through an integrated distribution and electronic marketing model. Our primary distribution strategy is to syndicate our services to sites that appeal to small businesses, rather than to incur the significant costs associated with promoting DigitalWork.com as a destination site. Once users have been introduced to our services through these distribution partners, we analyze their usage patterns and their preference, demographic and other data to develop focused online and offline marketing programs.

   Our business development and marketing strategy is designed to increase the number of registered users and to convert them into customers. We implement our strategy as follows:

  . We conduct online and offline marketing programs with our distribution partners that are designed to attract users to our e-services platform through our co-branded sites. Our online marketing programs include banner advertising, permission-based e-mail marketing and sponsorships. Offline marketing programs include direct mail and print advertising targeting our distribution partners' existing customers.

  . We collect demographic and other data from potential small business users who opt into our database when they register. Periodically, we send these users targeted promotional messages highlighting various services that meet their stated preferences and needs. In addition, users receive a bi-weekly electronic magazine via e-mail. Messages to the users are co-branded with the respective distribution partner's logo and direct the potential user back to our co-branded e-services platform for the advertised services.

  . We operate a national advertising and public relations campaign using a broad range of media to promote our unique e-services platform and our relationships with leading business portals.

Our Systems and Technology

   Since our inception, we have dedicated significant resources to the development of the technology behind our e-services platform. Rather than creating a series of hyperlinks to the service providers in our network, we customize and enhance the providers' offerings specifically for the small business market and integrate them into our e-services platform. We syndicate this e-services platform to companies that have Internet portals focused on the small business customer. Our e-services platform is co-branded with each portal, but is actually hosted by our servers to maintain a consistent work environment for our customers.

   Our systems, which include Internet servers, database servers, load-balancing hardware, switches, and routers, are housed at Exodus Communications' Chicago facility. Exodus Communications is an independent provider of Internet hosting services. Exodus provides continuous physical security, fully redundant power supply with generator backup, cooling systems, and connectivity to the Internet. Our systems are designed to allow rapid expansion, to ensure maximum network uptime, to support heavy user traffic, and to provide a secure e-commerce environment. We maintain multiple Internet servers on a web farm and balance the load delivered to each server using third-party load-balancing hardware. Additional Internet servers can be added to our system to handle increased transaction volume without affecting our service.

   Our systems are designed to be redundant so that no single point of failure disrupts our system. The systems are comprised of Oracle databases running on Sun hardware. We have developed monitoring systems to provide continuous notification and coverage of our technology platform.

Intellectual Property

   We rely on a combination of trademark, copyright, trade secret protection and confidentiality or license agreements with our employees, customers and business partners to protect our proprietary rights in products, services, know-how and information. We have submitted applications to the Patent and Trademark Office to register some of our service marks, including the name of our company. Currently, the Patent and Trademark Office is reviewing the most significant of our service marks through an office action. We expect that the Patent and Trademark Office will submit these service marks for publication in the near future. While we will diligently work to register our most important service marks, we cannot assure you that the Patent and Trademark Office will register any of our service marks.

   Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. We cannot be certain that our services do not infringe patents or other intellectual property rights that may relate to our services. Like other technology and Internet based businesses, we face the risk that we will be unable to protect our intellectual property and other proprietary rights, and the risk that we will be found to have infringed the proprietary rights of others.

Competition

   The small business e-services market is new and rapidly evolving. Competition for small business customers, business service providers and distribution partners is intense and is expected to increase significantly in the future. Technological barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to provide e-services to small businesses include:

  . the breadth and depth of services offered;

  . the reach of distribution channels through which services are marketed;

  . the reliability of transaction fulfillment;

  . the quality of customer services offered; and

  . the brand awareness with small businesses.

   We compete with both Internet-based as well as traditional providers of business services. Our current and potential competitors include:

  . companies offering business services to the small business market, such as Allbusiness.com;

  . companies operating Web sites that principally sell deeply discounted products to small businesses over the Internet, such as Onvia.com;

  . business portals who are not currently partners of ours;

  . traditional business service providers that may offer their services online; and

  . companies that offer a broad array of services over the Internet, such as Microsoft and Yahoo!, which may elect to add businesses services similar to ours.

   In addition to the competition for small business customers, we face competition in securing strategic alliances with business portals and business service providers. This competition may prove to decrease the amount of revenue we receive from our strategic relationships with business portals and service providers. Also, our agreements with our strategic partners have termination provisions ranging from termination for convenience to termination for a breach of the agreement, which may allow one or more of our strategic partners to terminate their relationships with us and partner with our competitors.

   Some of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources. Some of these competitors may be able to secure distribution channels and service providers on more favorable terms than we can. In addition, many of these competitors may be able to devote significantly greater resources to:

  . conduct marketing and promotional campaigns;

  . attract traffic to their Web sites;

  . attract and retain key employees; and

  . develop Web sites and systems.

   Increased competition may result in reduced operating margins and loss of market share and adversely affect our relationships with our distribution partners and service suppliers. We cannot assure you that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

Government Regulation

   There is an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel employment and personal privacy is uncertain and developing.

   Privacy Concerns. Legislatures and government agencies have adopted and are considering adopting laws and regulations restricting the collection and use of personal information obtained from individuals when accessing Web sites, which could limit our ability to use our databases to generate revenue.

   The Federal Trade Commission, or FTC, adopted regulations effective April 21, 2000 regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites. These regulations include requirements that companies establish certain procedures prior to April 21, 2000 to, among other things:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal identifying information deleted from a company's database;

  . provide consumers with access to their personal information and with the ability to rectify inaccurate information; and

  . clearly identify affiliations or a lack of affiliations with third parties that may collect information or sponsor activities for a services membership.

   These regulations also include enforcement and redress provisions. We are currently implementing programs designed to ensure that we comply with these regulations. We do not believe these regulations will result in significant additional costs or that they will materially affect our ability to obtain new customers.

   The FTC has also begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from customers. This, in turn, could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers.

   Internet Taxation. A number of legislative proposals would impose additional taxes on the sale of goods and services over the Internet, which may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from these activities.

   Domain Names. Domain names are addresses on the Internet, namely the World Wide Web. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Although we assert trademark rights in our domain names, third parties may bring claims for infringement against us for the use of these trademarks. There can be no assurance that these domain names will not lose their value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

   Jurisdiction. Due to the global nature of the Internet, it is possible that, although we principally operate our business in Illinois, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

Legal and Regulatory Proceedings

   From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

   We received a letter from from CDL Capital Corp., successor-in-interest to Invest Linc Capital Corp., asserting that it is entitled to receive warrants to purchase 238,100 shares of our common stock at an exercise price of $1.10 per share as compensation for consulting services it rendered to us under an agreement. We believe that this entity is not legally entitled to these warrants and we intend to defend this claim vigorously. However, due to the uncertainties surrounding claim resolution we cannot assure you that we will resolve this issue on favorable terms.

Employees

   As of December 31, 1999, we had 68 full-time employees. We have never had a work stoppage. We are not a party to any collective bargaining agreements. We consider our relations with our employees to be good. Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

Facilities

   Our executive, administrative and operating offices are located in approximately 23,000 square feet of leased office space in Chicago, Illinois under leases that expire on December 31, 2004. We have entered into a letter of intent to lease office space in another building in Chicago, Illinois.

                                   MANAGEMENT

Executive Officers, and Directors

   The following table sets forth information regarding our executive officers, directors and the individual who has agreed to join our board of directors upon completion of this offering.

      Name                       Age Position
      ----                       --- --------
      Robert A. Schultz........   33 Chief Executive Officer and Chairman of the
                                      Board of Directors

      Craig A. Terrill.........   40 President, Chief Operating Officer and Director

      David P. Aniol...........   40 Chief Financial Officer

      John Banta...............   38 Vice President of Strategic Alliances

      David Cerino.............   34 Vice President of Product and Customer Experience

      Randy Grudzinski.........   31 Senior Vice President of Marketing and
                                      Service Development

      Doug Mulderink...........   35 Vice President of Technology and Development

      Gordon Paulson...........   31 Vice President, General Counsel

      Brian Petula.............   33 Vice President of Business Development

      Loreen Sieroslawski......   34 Vice President of Finance and Business Operations

      Raj Atluru(1)(2).........   30 Director

      Warren Packard(2)........   32 Director

      Marc Benioff(1)..........   35 Director

      Edward C. Coppola(1)(2)..   45 Director Nominee

--------
(1) Will become a member of our compensation committee upon the completion of this offering.
(2) Will become a member of our audit committee upon the completion of this offering.

   Robert A. Schultz has served as our chief executive officer and chairman of the board since he co-founded our company with Mr. Terrill in March 1998. From February 1997 to March 1998, Mr. Schultz was president and general manager of Nequity, a wholly-owned subsidiary of Signet Bank, which was focused on providing Internet-based services to the small business market. From January 1996 to February 1997, he was a vice president responsible for target marketing and new product development for the commercial services group of Signet Bank. From August 1992 to December 1995, he was a consultant with Deloitte & Touche. From August 1989 to July 1992, Mr. Schultz was a consultant with McKinsey and Company. Mr. Schultz holds a B.A. degree in economics from Northwestern University and an M.B.A. in finance from the University of Chicago Graduate School of Business.

   Craig A. Terrill has served as our president and chief operating officer and as a director since he co-founded the company with Mr. Schultz in March 1998. From 1997 to 1998, Mr. Terrill was a partner with Intellectual Capital, a venture consulting firm that works exclusively with early-stage companies, where he was one of the three senior leaders for Nequity. From 1990 to 1997, Mr. Terrill was an owner and senior executive at Kuczmarski & Associates, a strategic marketing and new products consulting firm. Prior to 1990, he was a manager with Andersen Consulting. He is an adjunct professor of entrepreneurship at the Graduate School of Business at the University of Chicago and an adjunct professor of marketing at the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Terrill authored a book, Market Leadership Strategies for Service Companies, that was published in October 1999. He holds a B.S. degree in business administration from Miami University (Ohio) and a Masters of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

   David P. Aniol has served as our chief financial officer since October 1999. From January 1996 to October 1999, Mr. Aniol was chief financial officer of Open Port Technology, a venture capital-backed developer of Internet messaging software. From December 1991 to December 1995, he was with McMaster-Carr Supply Co. in various operational and financial roles. From May 1981 to November 1991, he was with PricewaterhouseCoopers, most recently as a senior manager, focusing on the small business and technology industries and mergers and acquisitions. He is a certified public accountant. Mr. Aniol holds a B.S. in accounting and a M.S. in taxation from DePaul University.

   John Banta has served as our vice president of strategic alliances since February 1999, having been an investor in the company prior to joining us. From September 1994 to February 1999, Mr. Banta served as vice president of corporate services for PaineWebber Incorporated. He currently serves as a director of the Investment Management Consultants Association. Mr. Banta also currently serves as general partner of Maroons Partnerships, a private equity firm. Mr. Banta holds a B.A. in finance from the University of Illinois College of Commerce and an M.B.A. in finance and statistics with high honors from the University of Chicago Graduate School of Business.

   David Cerino was named our vice president of product and customer experience in January 2000. From August 1999 to January 2000, Mr. Cerino was vice president of Internet customer experience for First USA Bank. From November 1994 to August 1999, he served as senior director of marketing and product management for Amadeus Global Travel Distribution. Mr. Cerino holds a B.S. in mathematics and computer science from Wake Forest University and an M.B.A. from Florida Atlantic University.

   Randy Grudzinski was recently named our senior vice president of marketing and service development. Prior to this appointment, he had served as our vice president of marketing since March 1998. From September 1997 to March 1998, Mr. Grudzinski was a senior associate with Intellectual Capital, Inc., a venture consulting firm that works exclusively with early stage companies. From July 1995 to August 1997, Mr. Grudzinski was a senior associate with Kuczmarski & Associates, a strategic marketing and new services consulting firm. At both firms, he developed and launched new service strategies. Mr. Grudzinski holds a B.A. degree in economics and mathematics from DePauw University and an M.B.A. with high honors from the J.L. Kellogg Graduate School of Management at Northwestern University.

   Douglas J. Mulderink has served as our vice president of technology and development since October 1998. From February 1997 to February 1998, Mr. Mulderink served as director of customer services for NetDox, a security-focused Internet start-up company. From February 1996 to January 1997, he was a manager with Deloitte & Touche Consulting and from January 1988 to December 1995, he was a management consultant and manager for Andersen Consulting. At both Andersen Consulting and Deloitte & Touche Consulting, Mr. Mulderink developed and managed enterprise systems. Mr. Mulderink holds a B.A. in psychology from Beloit College.

   Gordon Paulson was named our vice president, general counsel on February 29, 2000. From April 1999 to February 2000, Mr. Paulson was an associate at Freeborn & Peters, where he represented our company in corporate and financing matters. From March 1997 to April 1999, he was an associate with Bryan Cave LLP in St. Louis, Missouri. From March 1995 to April 1999, he was an associate at Sidley & Austin in Chicago, Illinois. Mr. Paulson holds a B.A. with honors in economics from Michigan State University and a J.D. cum laude from the University of Michigan.

   Brian Petula has served as our vice president of business development since November 1998. Prior to this position, Mr. Petula served as our vice president of publishing from July 1998 to November 1998. From July 1997 to July 1998, Mr. Petula was a co-partner and president of Entrepreneur Publications, Inc., a magazine holding company, serving as publisher of NC Entrepreneur and Photo Imaging. During that time, he served as a director of High Growth Alliance, L.L.C., a consortium of business consultants. From January 1996 to January 1998, he was director of planning and development for Farr Associates, Inc. Additionally, Mr. Petula was vice president of iXL from January 1994 to January 1996. He is a member of the bar of the State of North Carolina. Mr. Petula holds a B.A. in government from Lehigh University and a J.D./M.B.A. from Wake Forest University.

   Loreen Sieroslawski has served as our vice president of finance and business operations since August 1998. From June 1992 to July 1998, Ms. Sieroslawski was vice president of finance and operations at the consulting firm of Kuczmarski & Associates. From September 1987 to May 1992, she was a senior accountant for the Kenneth Leventhal & Company accounting firm. Ms. Sieroslawski is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. She holds a B.A. in accounting from Iowa State University.

   Raj Atluru became one of our directors on May 17, 1999. In January 2000, Mr. Atluru joined Draper Fisher Jurvetson. From August 1997 to December 1999, Mr. Atluru was a principal with TL Ventures where he focused on early stage Internet business-to-business services and applications companies. Prior to that time, he worked in the leveraged finance group and Asian investment banking group of Credit Suisse First Boston in New York, Hong Kong and Singapore. Mr. Atluru also serves as a director for Syncra Systems, an application services provider in the inter-enterprise supply chain and collaboration field, and Strategic Weather Services, a company providing long range weather forecasting data and planning applications for major manufacturers, retailers and agri-business. Mr. Atluru holds a B.S. and M.S. in environmental engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

   Warren Packard became one of our directors on May 17, 1999. Since June 1997, Mr. Packard has been with Draper Fisher Jurvetson, a venture capital firm, most recently serving as director. From January 1996 until June 1997, Mr. Packard was a co-founder and vice president of business development of Angara E-Commerce Services, an Internet company focused on delivering hosted Web site personalization services. From June 1996 to January 1997, Mr. Packard was an associate at Institutional Venture Partners, a venture capital firm. From 1991 to August 1995, Mr. Packard served as a senior principal engineer in the new business and advanced product development group at Baxter International. He currently serves as a director of Digital Impact and Fogdog Sports. Mr. Packard is a Phi Beta Kappa graduate of Stanford University and holds a B.S. and M.S. in mechanical engineering. He also holds an M.B.A. from Stanford University, where he was an Arjay Miller Scholar.

   Marc Benioff became one of our directors in August 1999. Mr. Benioff is currently the chairman of salesforce.com. For the 13 years prior to his service at salesforce.com, Mr. Benioff was a senior executive with Oracle Corporation. Mr. Benioff also sits on the board of directors of Notifi.com, an Internet start-up unifying the telephony industry with the Internet and Yield Dynamics, a solutions provider for the semiconductor industry. Mr. Benioff hold a B.S. in business administration from the University of Southern California.

   Edward C. Coppola will become one of our directors upon the completion of this offering. Mr. Coppola is an executive vice president and director of The Macerich Company where he is responsible for directing acquisition activity and establishing strategic direction. Mr. Coppola has been with The Macerich Company since 1977. He is also actively involved in the capital market activities for Macerich and in developing and maintaining relationships with joint venture partners. Mr. Coppola holds a B.B.A. in finance from the University of Notre Dame and a J.D. from Drake University.

Board Composition

   Our board of directors is currently comprised of five directors and we intend to expand the board of directors to six directors upon the consummation of this offering. Messrs. Atluru and Packard were elected to the board of directors through a voting agreement among our company and some of our stockholders. Each of our current directors will continue to serve on our board of directors after the completion of this offering.

   Following this offering, our board of directors will be divided into three classes serving staggered three-year terms, except for the first term of Class I and Class II directors, which will be one- and two-year terms, respectively. Each year, the directors of one class will stand for election as their terms of office expire. After this offering, we expect that Messrs. Atluru and Benioff will be designated as Class I directors, with their terms of office expiring in 2001, Messrs. Coppola and Packard will be designated as Class II directors with their terms of office expiring in 2002, and Messrs. Schultz and Terrill will be designated as Class III directors with their terms of office expiring in 2003.

   Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among our directors, officers or key employees.

Board Committees

   Currently, our board of directors does not have any committees. Upon the completion of this offering, our board of directors intends to create an audit committee and a compensation committee.

   We expect that the audit committee will consist of Messrs. Atluru, Coppola and Packard. The audit committee will review our financial statements and accounting practices, make recommendations to our board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   We expect that the compensation committee will consist of Messrs. Atluru, Benioff and Coppola. The compensation committee will make recommendations to the board of directors concerning salaries and incentive compensation for our executive officers and administers certain of our employee benefit plans.

Director Compensation

   We do not currently compensate our directors, but they are reimbursed for out-of-pocket expenses incurred in connection with their duties as a director. After the completion of this offering, directors who are also employees of DigitalWork.com will receive no additional compensation for serving on our board of directors. Outside directors, who are not employees of DigitalWork.com, will receive an annual stipend of $10,000 per year after the completion of this offering. We will grant outside directors options to purchase 20,000 shares of our common stock at the initial public offering price. These options will be granted under our amended and restated 1998 stock option plan. In addition, we will continue to reimburse the outside directors for all travel and other expenses incurred in connection with attending board and committee meetings. In August 1999, in connection with his appointment as a director, we granted Mr. Benioff an option to purchase 75,000 shares of our common stock at a purchase price of $0.70 per share.

Compensation Committee Interlocks and Insider Participation

   None of the anticipated members of our compensation committee is an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

   During our fiscal year ended December 31, 1999, our board of directors set the compensation for executive officers. Mr. Schultz, our chief executive officer and chairman of the board of directors, and Mr. Terrill, our president and chief operating officer, participated as directors in deliberations and determinations regarding executive compensation.

Executive Compensation

   The following table sets forth information concerning compensation that we paid to our chief executive officer and each of the four other highest paid executives that earned more than $100,000 during 1999.

                           Summary Compensation Table

                                              Annual            Long-Term
                                           Compensation    Compensation Awards
                                         ---------------- ---------------------
                                                          Securities Underlying
                                          Salary   Bonus         Options
                                         -------- ------- ---------------------
Robert A. Schultz....................... $141,000 $ 9,500            --
 CEO and Chairman
Craig A. Terrill........................ $141,000 $ 9,500            --
 President and COO
Douglas J. Mulderink.................... $106,384     --         170,200
 Vice President of Technology and
 Development
Randy Grudzinski........................ $102,000 $10,400         25,200
 Senior Vice President of Marketing and
 Business  Development
Loreen J. Sieroslawski.................. $101,000 $ 4,200        125,200
 Vice President of Finance and Business
 Operations

   In addition, we hired David Aniol as our chief financial officer in October 1999 and John Banta as our vice president of strategic alliances in February 1999. As of December 31, 1999, Mr. Aniol's annual base salary was $135,000 and Mr. Banta's annual base salary was $108,000.

 Options Granted and Restricted Stock Sold During 1999

   Options. The following table sets forth information regarding the option grants made to our chief executive officer and each of our four other most highly paid executive officers during 1999. We have never granted any stock appreciation rights. All options granted in 1999 were granted under our 1998 stock option plan. In accordance with the 1998 stock option plan, each grant had an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors, and the options have a ten-year term.

   The percent of total options granted to employees in 1999 is based on an aggregate of 1,074,350 options granted to employees in 1999, including options granted to the individuals listed in the following table. Potential realizable value is calculated by assuming that the initial public offering price of $12.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the appreciated price. Potential realizable values are net of exercise price, but before taxes associated with exercise. The assumed 0%, 5% and 10% rates of stock appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of future stock price.

                                                                      Potential Realizable Value at
                                                                      Assumed Annual Rates of Stock
                                                                      Price Appreciation for Option
                                      Individual Grants                            Term
                          ------------------------------------------ --------------------------------
                                     Percent of
                          Number of    Total
                          Securities  Options
                          Underlying Granted to Exercise
                           Options   Employees  Price Per Expiration
       Name                Granted    in 1999     Share      Date        0%         5%        10%
       ----               ---------- ---------- --------- ---------- ---------- ---------- ----------
Robert A. Schultz.......       --       --          --        --            --         --         --
Craig A. Terrill........       --       --          --        --            --         --         --
Douglas J. Mulderink....   120,000       11%      $0.35      1/09    $1,398,000 $2,173,785 $3,299,828
                            50,000        5       $1.20     10/09       540,000    897,653  1,435,607
                               200        0       $2.40     12/09         1,920      3,382      5,598
Randy Grudzinski........    25,000        2       $1.20     10/09       270,000    448,827    717,803
                               200        0       $2.40     12/09         1,920      3,382      5,598
Loreen J. Sieroslawski..   100,000        9       $0.35      1/09     1,165,000  1,811,487  2,749,857
                            25,000        2       $1.20     10/09       270,000    448,827    717,803
                               200        0       $2.40     12/09         1,920      3,382      5,598


   Restricted Stock. In October 1999, we sold Mr. Schultz 225,000 shares of our common stock, Mr. Terrill 200,000 shares of our common stock and Mr. Aniol 230,000 shares of our common stock, at a price of $1.20 per share. These shares, except for 35,000 shares sold to Mr. Aniol, are subject to our option to repurchase the shares if the executive leaves his employment with the company within four years which purchase option will be reduced by 25% each year. To purchase the shares, Mr. Schultz issued us a $270,000 promissory note, Mr. Terrill issued us a $240,000 promissory note, and Mr. Aniol issued us a $276,000 promissory note. Each of the promissory notes has a five-year term bearing interest at 5.93% per annum.

 1999 Option Values

   The following table shows the number of shares covered by both exercised and unexercisable stock options as of December 31, 1999 and the values of these exercised and unexercisable options for our chief executive officer and each of our four most highly compensated executive officers. Each of these executive officers exercised all exercisable options during 1999. To pay for the exercise of the options, each of the executives issued us a five-year promissory note bearing interest at 5.93% per annum.

   The value of unexercised in-the-money options at December 31, 1999 is based on a price per share of $8.36 as determined in good faith by the board of directors, less the exercise price for these options.

                             1999 Year-End Options

                                Number of Securities    Value of Exercised and
                                 Underlying Options     Unexercised Options at
                                at December 31, 1999      December 31, 1999
                               ----------------------- ------------------------
   Name                        Exercised Unexercisable Exercised  Unexercisable
   ----                        --------- ------------- ---------- -------------
Robert A. Schultz.............  350,000     350,000    $2,917,250  $2,917,250
Craig A. Terrill..............  350,000     350,000     2,917,250   2,917,250
Douglas J. Mulderink..........   50,000     220,200       416,750   1,737,142
Randy Grudzinski..............  200,000     225,200     1,667,000   1,847,192
Loreen J. Sieroslawski........   50,000     175,200       416,750   1,397,942

Stock-Based Plans

   Amended and Restated 1998 Stock Option Plan. We have established a stock option plan to provide additional incentive to our employees, officers, directors and consultants. Under the stock option plan, we may grant incentive stock options to our employees and officers and non-qualified stock options to our employees, officers, directors and consultants. Our board of directors or a committee to whom the board has delegated authority, selects the individuals to whom options are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options. As of December 31, 1999, we had outstanding options to purchase an aggregate of 2,375,425 shares of our common stock, at a weighted average exercise price of $0.44 per share. There are an additional 4,512,335 shares reserved for issuance under the Amended and Restated 1998 Stock Option Plan. On January 1 of each year beginning in 2001, the number of shares reserved automatically increases by the lesser of 1.5 million, 4% of the outstanding shares, or an amount determined by the board of directors.

   The maximum term of an incentive stock option granted under the options is generally limited to ten years. If an optionee terminates his or her service with our company, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of our common stock on the date of grant and in the case of 10% shareholders, 110% of the fair market value. Payment of the exercise price may be made by such methods as determined by the plan administrator and may include cash, check, a promissory note or shares of our common stock owned by the holder for six months and valued at the fair market value on the date of exercise in an amount equal to the exercise price.

   In the event we are acquired or merged with another entity or we transfer all or substantially all of our assets and the entity does not assume all options, then immediately prior to such change of control all outstanding options will be deemed to be vested and exercisable.

   2000 Employee Stock Purchase Plan. We will initiate our 2000 Employee Stock Purchase Plan shortly after the completion of this offering. Under this plan a total of 750,000 shares of common stock will be made available for sale to our employees. The purchase plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by our Board of Directors or by a committee appointed by our Board of Directors. Employees are eligible to participate if they are employed by us for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations.

   The purchase period will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Purchase periods will begin on the first trading day on or after January 1 and July 1 of each year and terminate on the last trading day in the period six months later. However, the first purchase period will begin on the date on which the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission and terminate on
the last trading day in the period ending               . Each participant will
be entitled through a payroll deduction to purchase stock on the first day of the six-month purchase period and such election will be automatically exercised on the last date of each purchase period. The purchase price of each share of common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of that purchase period or on the last day of the purchase period. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with us. The purchase plan will terminate in 2010 unless terminated sooner by our board of directors.

Employment Agreements and Change of Control Arrangements

   We will enter into employment agreements with Messrs. Schultz, Terrill, Aniol, Banta, Cerino, Grudzinski, Mulderink, Paulson and Petula and Ms. Sieroslawski that will become effective upon the completion of this offering. These agreements set forth each executive's base annual compensation level, eligibility for salary increases, bonuses and options and level of benefits.

   In addition, each of the agreements provides for separation benefits if such executive is terminated without cause or for a constructive termination upon a change of control of our company. In this event, each of Messrs. Schultz, Terrill and Aniol will be entitled to receive a payment equal to six months compensation and accelerated vesting of 50% of his unvested options and restricted stock. In the event Mr. Grudzinski is terminated following a change of control he will be entitled to receive four months compensation and accelerated vesting of 50% of his unvested options. In the event that Messrs. Banta, Cerino, Mulderink, Paulson and Petula and Ms. Sieroslawski are terminated following a change of control of our company, the terminated executive will be entitled to receive three months of compensation and accelerated vesting of 25% of his or her unvested options.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Our amended and restated certificate of incorporation permits us to indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law. As permitted by Delaware law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to the corporation or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for liability under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recision.

   Further, as permitted by Delaware law, our by-laws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our by-laws provide that:

  . we are permitted to indemnify our other employees and agents to the fullest extent permitted by Delaware law;

  . we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding; and

  . the rights conferred in the certificate of incorporation and by-laws are not exclusive.

   In addition to indemnification provided for in our amended and restated certificate of incorporation and by-laws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of our company or any other company or enterprise to which the person provides services at our request. We are also required to advance expenses in certain circumstances. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons under the provisions of our amended and restated certificate of incorporation and by-laws, Delaware law or the agreements described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

   Since our inception in March 1998, we have not been a party to, and have no plan to be a party to, any transaction or series of transactions in which the amount involved, exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described under "Management" beginning on page 33 and the transactions described below.

Transactions with Founders

   In May 1998, in connection with our initial capitalization, we issued an aggregate of 1.9 million shares of common stock, at $0.025 per share, to our founders, Robert A. Schultz and Craig A. Terrill, for an aggregate purchase price of $47,500. We have also granted stock options and sold restricted stock to Messrs. Schultz and Terrill. For more information, please refer to "Management--Executive Compensation" beginning on page 36.

Transactions with Management and Others

   Private Placements of Preferred Stock. From April 1998 through June 1998, we sold an aggregate of 1,866,672 shares of Series A preferred stock to investors for an aggregate purchase price $350,001, or $0.1875 per share. From July 1998 to December 1998, we sold an aggregate of 2,374,000 shares of Series B preferred stock to investors at an aggregate purchase price of $2.4 million, or $1.00 per share. In May 1999, we sold an aggregate of 11,471,276 shares of Series C preferred stock to investors at an aggregate purchase price of $12.4 million, or $1.08 per share. In December 1999, we sold an aggregate of 4,359,305 shares of our Series D preferred stock for an aggregate purchase price of $36.4 million, or $8.36 per share. Each of the shares of preferred stock will automatically convert into common stock upon the closing of this offering.

   The investors in the preferred stock included the following entities that own 5% or more of our voting stock and two of our directors.

                                    Shares  Shares            Shares
                                      of      of                of    Aggregate
                                    Series  Series  Shares of Series   Purchase
           Investor                    A       B    Series C     D      Price
           --------                 ------- ------- --------- ------- ----------
   Draper Fisher Jurvetson........      --      --  5,258,460 508,373 $9,925,059
   TL Ventures....................      --      --  3,706,404 358,851  7,000,038
   Attractor Investment Management
    Inc...........................      --      --    463,296 897,129  7,999,999
   Edward C. Coppola..............  533,334 500,000   333,572  26,802  1,184,064
   Marc Benioff...................      --      --     92,660   7,445    162,240
   Raj Atluru.....................      --      --        --   11,961     99,994

   Warren Packard and Raj Atluru, two of our directors, are affiliated with Draper Fisher Jurvetson.

   Attractor Warrants. During December 1999, we issued to affiliates of Attractor Investment Management Inc., who together beneficially own more than 5% of our voting stock, warrants to purchase, in the aggregate, 192,261 shares of our common stock. These warrants are exercisable until December 2, 2004 at a per share exercise price of $8.36.

   Series D Warrants. In December 1999, we issued to each of the purchasers of our Series D preferred stock, including each of the holders of 5% of our voting stock and directors listed in the table above, a warrant to purchase shares of our common stock. The warrants are exercisable from the date the registration statement of which this prospectus forms a part is declared effective by the SEC to the one-year anniversary of this effective date. The holder of the warrant may purchase a number of shares, based upon its pro rata holdings of our Series D preferred stock, at the same price as the offering price per share of this offering.

   Transactions With 5% Shareholder and Director Nominee. In November 1998, we issued a warrant to Edward C. Coppola to purchase up to 124,000 shares of our common stock at $1.10 per share, as compensation for business consulting services he performed for us. This warrant will expire in November 2008. The terms of the warrant were based upon the value of our stock at the time and the amount we would pay an unaffiliated third party for similar services.

   In April 1999, we issued Mr. Coppola and one of his affiliates convertible promissory notes in the aggregate principal amount of $360,000. The notes had an interest rate of 7% per annum. In May 1999, the entire outstanding balance on the notes was converted into 333,572 shares of our Series C preferred stock at a conversion price of $1.08 per share. In connection with this transaction, we issued Mr. Coppola and one of his affiliates warrants to purchase up to 66,715 shares of our common stock at $1.08 per share. This warrant expires in April 2004.

   Registration Rights Agreement. We entered into an amended and restated registration rights agreement with certain purchasers of our capital stock. This agreement provides that these and other stockholders will have registration rights with respect to the common stock issuable upon conversion of Series C and Series D preferred stock. For more information, please see "Description of Capital Stock--Registration Rights" beginning on page 48.

   Compensation and Other Arrangements with Executives and Directors. We have entered into indemnification agreements with our directors and certain officers for indemnification and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into similar agreements with our future officers and directors. See "Management--Indemnification of Directors and Executive Officers and Limitation of Liability" beginning on page 39.

   Our compensation arrangements and stock option grants to our executive officers are described under the caption "Management--Executive Compensation" beginning on page 36.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 31, 1999, as adjusted to reflect the sale of shares of common stock in this offering, by:

  . each stockholder that is known to us to beneficially own more than 5% of our common stock;

  . each of our directors;

  . our chief executive officer and each of our executive officers; and

  . all of our executive officers and directors as a group.

   Unless otherwise indicated, the address for each of the named individuals is c/o DigitalWork.com, Inc., 230 West Monroe Street, Suite 1950, Chicago, Illinois 60606.

   The number of shares includes common stock to be issued upon conversion of preferred stock prior to the completion of this offering. Applicable percentage ownership in the table is based upon 24,091,293 shares of common stock outstanding as of December 31, 1999 and 30,341,293 shares outstanding immediately following the completion of this offering. The percentage of shares owned after this offering as set forth in the third column in the table assumes no exercise of the underwriters' over-allotment option.

   We have determined beneficial ownership of our common stock in accordance with the rules of the SEC. Shares of common stock subject to options presently exercisable or exercisable within 60 days of December 31, 1999 are deemed to be outstanding for the purpose of computing the percentage ownership of the person or entity holding such options, but are not treated as outstanding for the purpose of computing the percentage ownership for any other person or entity. To the extent that any such shares are issued upon the exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, new public investors will be subject to further dilution.

                                                             Percent of Common
                                                                   Stock
                                                               Beneficially
                                                 Number of         Owned
                                                   Shares    -----------------
                                                Beneficially  Before   After
             Name of Beneficial Owner              Owned     Offering Offering
             ------------------------           ------------ -------- --------
   Our Executive Officers and Directors
     Robert A. Schultz (1).....................  1,475,000      6.1%     4.9%
     Craig A. Terrill (2)......................  1,550,000      6.4      5.1
     David P. Aniol............................    230,000        *        *
     John Banta (3)............................    198,337        *        *
     Randy Grudzinski..........................    200,000        *        *
     Douglas Mulderink (4).....................    110,000        *        *
     Brian Petula..............................    100,000        *        *
     Loreen Sieroslawski (5)...................    100,000        *        *
     Raj Atluru (6) (7) (8)....................  5,778,794     24.0     19.0
     Warren Packard (7) (8)....................  5,766,833     23.9     19.0
     Marc Benioff..............................    100,105        *        *
     All directors and executive officers as a
      group (11 people)........................  9,842,236     40.9     32.4
   Other Five Percent Stockholders
     Draper Fisher Jurvetson (7) (9)...........  5,766,833     23.9     19.0
     TL Ventures (7) (10)......................  4,065,255     16.9     13.4
     Attractor Investment Management Inc. (7)
      (11).....................................  1,552,686      6.4      5.1
     Edward C. Coppola (7) (12)................  1,584,423      6.6      5.2

--------
      * Less than 1%
 (1) Consists of the following:
    . 889,087 shares of common stock owned by Mr. Schultz individually;
    . 230,152 shares of common stock owned by a trust controlled by Mr.
      Schultz; and
    . 355,761 shares of common stock owned by family trusts and relatives of Mr. Schultz.

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

 (2) Consists of the following:
    . 605,000 shares of common stock owned by Mr. Terrill individually; and . 945,000 shares of common stock owned by family trusts and relatives of Mr. Terrill.
 (3) Consists of the following:
    . 148,337 shares of common stock owned by Maroons Capital II, a limited partnership, of which Mr. Banta is a general partner; and . options granted to Mr. Banta to purchase 50,000 shares of common stock at an exercise price of $0.35 per share.
 (4) Consists of the following:
    . 42,000 shares of common stock owned by Mr. Mulderink individually;
    . 8,000 shares of common stock owned by relatives of Mr. Mulderink; and . options granted to Mr. Mulderink to purchase 60,000 shares of common stock at an exercise price of $0.35 per share.
 (5) Consists of the following:
    . 44,000 shares of common stock owned by Ms. Sieroslawski individually;
    . 6,000 shares of common stock owned by relatives of Ms. Sieroslawski;
      and
    . options granted to Ms. Sieroslawski to purchase 50,000 shares of common stock at an exercise price of $0.35 per share.
 (6) Includes 11,961 shares of common stock owned by Cyprus Partners, LLC, a limited liability company of which Mr. Atluru is a member.
 (7) Does not include shares of common stock that may be purchased under a warrant granted as part of our Series D convertible preferred stock financing. Each warrant is exercisable from the date the registration statement of which this prospectus forms a part is declared effective by the SEC to the one year anniversary of the effective date. The holder of each warrant may purchase a number of shares, based upon its pro rata holdings of our Series D convertible preferred stock, at the same price as the offering price per share of this offering.
 (8) Includes 5,766,833 shares of common stock owned by the entities listed in note 9 below which are collectively owned or controlled by Draper Fisher Jurvetson as a general partner or manager. Mr. Packard and Mr. Atluru are affiliated with Draper Fisher Jurvetson; however, both Messrs. Packard and Atluru disclaim beneficial ownership of the shares of common stock owned by each of the entities listed below.
 (9) Consists of the following:
    . 5,334,321 shares of common stock owned by Draper Fisher Jurvetson
      Fund V, LP; and
    . 432,512 shares of common stock owned by Draper Fisher Jurvetson
      Partners V, LLC.
   Warren Packard currently exercises the voting control over these shares. Draper Fisher Jurvetson's address is 400 Seaport Court, Suite 250, Redwood City, California 94063.
(10) Consists of the following:
    . 4,056,016 shares of common stock owned by TL Ventures IV, L.P.; and . 9,239 shares of common stock owned by TL Ventures Interfund, L.P.

   Gary J. Anderson currently exercises the voting control over these shares. TL Venture's address is The 700 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

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

(11) Consists of the following:
    . 889,087 shares of common stock owned by Attractor QP LP;
    . 230,152 shares of common stock owned by Attractor LP;
    . 120,700 shares of common stock owned by Attractor Ventures LLC;
    . 67,988 shares of common stock owned by Attractor Institutional LP;
    . 52,498 shares of common stock owned by Attractor Offshore Ltd; and . warrants to purchase 192,261 shares of our common stock at $8.36 per share.

   Gigi Brisson and Harvey Allison currently exercise the voting control over these shares. Attractor Investment Management Inc.'s address is 1440 Chapin Avenue, Suite 201, Burlingame, California 94010.

(12) Consists of the following:
    . 696,852 shares of common stock owned by Mr. Coppola individually; . 696,856 shares of common stock owned by the E.C. Coppola Family
      Limited Partnership; and
    . warrants to purchase 124,000 shares of our common stock at an exercise price of $1.10 per share and 66,715 shares of our common stock at an exercise price of $1.08 per share.

   Mr. Coppola's address is 13455 Noel Road, Suite 400, Dallas, Texas 75240

                          DESCRIPTION OF CAPITAL STOCK

   Upon completion of this offering, our authorized capital stock will consist of 100 million shares of common stock and ten million shares of preferred stock. The following summary of certain provisions of the common stock and preferred stock is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and by-laws and by the provisions of applicable law.

Common Stock

   As of December 31, 1999, we had 4,020,040 shares of common stock outstanding. Upon completion of this offering and after the automatic conversion of all of our outstanding shares of preferred stock into common stock, we will have 30,341,293 shares of common stock outstanding. Subject to preferences that may apply to shares of preferred stock outstanding at any time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of our company, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   As of December 31, 1999, we had 20,071,253 shares of preferred stock outstanding. Upon completion of this offering and after the automatic conversion of our outstanding shares of preferred stock we will not have any outstanding preferred stock. Under our amended and restated certificate of incorporation, our board of directors may issue up to ten million shares of preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered under our amended and restated certificate of incorporation, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that may adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, preferred stock could be utilized to discourage, delay or prevent an acquisition or change in control. We do not have any present plans to issue any shares of preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock. See "Risk Factors--Our charter documents and Delaware law contain provisions that may discourage takeover attempts which could preclude our stockholders from receiving a change of control premium" on page 11.

Rights Plan

   Upon completion of this offering, our board of directors will declare a dividend distribution of one preferred share purchase right for each outstanding share of common stock. The dividend is payable to stockholders of record immediately prior to the completion of this offering, which is the record date for this distribution and with respect to common stock issued thereafter until the distribution date. Except as set forth below, each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of the Series A participating preferred stock at an exercise price equal to five times the initial offering price of our common stock, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and Chase Mellon Shareholder Services, L.L.C., as rights agent. A copy of the rights agreement is available to stockholders free of charge from us upon request directed to our corporate secretary.

   Initially, the rights will be attached to all certificates representing shares of common stock then outstanding and no separate rights certificates will be distributed. The rights separate from the common stock upon a distribution date, which is the earlier of:

  . 10 days following public announcement that an acquiring person, a person or group of affiliated or associated persons, has acquired beneficial ownership of 15% or more of the outstanding common stock; or

  . 15 business days or a later date as our board may determine following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person.

   The definition of an acquiring person includes a person or group that beneficially owns 15% or more of our outstanding common stock, but excludes any of our employee benefits plans. Affiliates of Draper Fisher Jurvetson will not be deemed to be an acquiring person as long as these entities beneficially own less than 28% of our outstanding common stock. The date that a person or group becomes an acquiring person is the share acquisition date. Until a right is exercised, the holder of the right, as such, will not have any rights as a stockholder, including the right to vote or receive dividends on those rights.

   The rights agreement provides that, until the distribution date, the rights will be transferred only with the common stock. Until the distribution date, or earlier redemption or expiration of the rights, new common stock certificates issued after the record date upon transfer or new issuance of common stock will contain a notation incorporating the rights agreement by reference. Until the distribution date, or earlier redemption or expiration of the rights, the surrender for transfer of any certificates for common stock outstanding as of the record date, even without any notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with the common stock represented by this certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and to each initial records holder of certain common stock issued after the distribution date, and separate rights certificates alone will evidence the rights.

   The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the effective date of the plan, unless earlier redeemed by us as described below.

   In the event that any person becomes an acquiring person, in lieu of acquiring preferred stock, each holder of a right, other than an acquiring person, will thereafter have the right to receive upon payment of the exercise price, the number of shares of common stock, or, in certain circumstances, cash, or other types of our securities, having a value equal to two times the exercise price. Notwithstanding the foregoing, following the occurrence of triggering events described above or in the paragraph below, all rights that are, or, under certain circumstances specified in the rights agreement were, beneficially owned by an acquiring person or an affiliate or associate of an acquiring person will be null and void.

   In the event that, at any time following the share acquisition date, we are acquired in a merger or other business combination transaction, or more than 50% of our assets or earning power is sold or transferred to any other person, then each holder of a right, except rights which previously have been voided as set forth above shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

   The exercise price and the number of shares of preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to as a result of, among other things, a subdivision, split--other than a stock dividend on the common stock payable in shares of common stock--combination, consolidation or reclassification of the Series A participating preferred stock or the common stock, or a reverse split of the outstanding shares of Series A participating preferred stock or common stock.

   At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under certain other circumstances, we may redeem the rights in whole, but not in part, at a price of

$0.01 per right which redemption shall be effective upon the action of the board of directors. Additionally, at any time after a triggering event and prior to the time that a person or group acquires 50% or more of the outstanding common stock, we may exchange the rights, other than those that have become null and void, in whole or in part, for shares of common stock at an exchange ratio of one common stock per right, subject to adjustment.

   The provisions of the rights agreement may be amended by our board of directors in order to cure ambiguity, defect or inconsistency, provided that after such time as any person becomes an acquiring person, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the rights.

Option and Purchase Plans

   As of December 31, 1999, we had outstanding options to purchase a total of 2,375,425 shares of our common stock under our Amended and Restated 1998 Stock Option Plan. Additionally, as of December 31, 1999, under our Amended and Restated 1998 Stock Option Plan, our board of directors was authorized to grant options to purchase up to 4,512,335 additional shares of common stock. Under our 2000 stock purchase plan, our employees will be able to purchase up to 750,000 shares of our common stock.

Warrants

   In November 1998, we issued a warrant to Edward C. Coppola to purchase up to 124,000 shares of our common stock at $1.10 per share, as compensation for advisory services he performed for us. This warrant will expire in November 2008. In April 1999, we issued Mr. Coppola and one of his affiliates warrants to purchase up to 66,715 shares of our common stock at $1.08 per share. These warrants expire in April 2004.

   On December 2, 1999, we issued to each of the purchasers of our Series D convertible preferred stock a warrant to purchase shares of our common stock. The warrants are exercisable from the date the registration statement of which this prospectus forms a part is declared effective by the SEC to the one-year anniversary of this effective date. The holder of the warrant may purchase a number of shares, based upon its pro rata holdings of our Series D convertible preferred stock, at the same price as the offering price per share of this offering.

   In connection with the interactive marketing agreement we entered with AOL, we granted AOL a warrant to purchase 276,000 shares of our common stock. These warrants are exercisable until three years after the date the registration statement of which this prospectus forms a part is declared effective by the SEC, at a per share exercise price of $8.36.

   In connection with the master services agreement we entered with Dell, we granted Dell USA, L.P. a warrant to purchase 150,000 shares of our common stock. These warrants are exercisable until December 22, 2001, at a per share exercise price of $8.36.

   On December 29, 1999, in connection with our sale of Series D convertible preferred stock, we issued to each of Attractor QP LP, Attractor LP, Attractor Ventures LLC, Attractor Institutional LP, and Attractor Offshore Ltd. warrants to purchase, in the aggregate, 192,261 shares of our common stock. These warrants are exercisable until December 2, 2004, at a per share exercise price of $8.36.

Registration Rights

   We have granted registration rights to the holders of all outstanding shares of Series C convertible preferred stock and Series D convertible preferred stock. Upon the completion of this offering, the shares of Series C and Series D preferred stock will automatically convert into an equal number of shares of common stock. Following this offering, holders of 15,830,581 shares of our common stock, or 52% of the outstanding common stock, will have registration rights. These registration rights may permit these stockholders to resell their shares of our common stock in the public market earlier than they otherwise could. The market price for our common stock could fall if stockholders sell large amounts of common stock in the public market after this offering. See "Risk Factors --Shares eligible for future sale by our existing stockholders may adversely affect our stock price" beginning on page 10.

   The registration rights are set forth in an amended and restated registration rights agreement among our company and the holders of all of our outstanding Series C and Series D convertible preferred stock. The following summary of the registration rights agreement is subject to, and qualified in its entirety by, the amended and restated registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

   Required Registration. At any time after 180 days after this offering, stockholders owning at least 25% of the number of shares that are subject to registration rights may require us to file a registration statement with the SEC to register their shares under the Securities Act. After this same time, stockholders holding at least 50% of Series D preferred stock may require us to file a registration statement with respect to the shares of common stock converted from the Series D preferred stock and exercised warrants received in the sale of the Series D preferred stock. We have the right to delay filing a registration statement for up to 90 days once during any 12-month period:

  . after a subsequent offering of common stock;

  . if, in the good faith judgement of the our board of directors, it would be materially detrimental to us to file a registration statement at that time; or

  . if the registration would require us to disclose material non-public information, which, in the reasonable opinion of the board of directors, should not be disclosed.

   If the offering is to be underwritten and the underwriters advise us that the number of shares to be registered should be reduced, the stockholders with registration rights are entitled to have their shares registered before the shares to be sold by our company. We are required to pay all expenses, including the fees of one counsel representing the stockholders, in connection with the required registrations. However, we are not required to pay the underwriting discounts and commissions for those offerings, extraordinary and unique expenses of a single holder or any special audits required for such registration.

   Incidental Registration Rights. Stockholders with registration rights can request to have their shares registered under the Securities Act any time we file a registration statement to register our equity securities for our own account or for the account of any of our stockholders. There is no limit on the number of times stockholders may exercise these piggyback registration rights. We will pay all expenses, other than underwriting discounts and commissions for selling stockholders, in connection with each piggyback registration.

Delaware Anti-Takeover and Certain Certificate of Incorporation and By-Law Provisions

   Certain provisions of Delaware law and our amended and restated certificate of incorporation and by-laws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals. The increased protection is beneficial even if a proposal is priced above the then current market value of our common stock, because negotiation of such proposals could result in an improvement of their terms.

   Section 203 of the Delaware General Corporation Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This provision generally prohibits any publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers and stock held by certain employee stock option plans; or

  . on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

   A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an interested stockholder is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

   The restrictions contained in Section 203 do not apply to Draper Fisher Jurvetson or TL Ventures, because they were interested stockholders when our voting stock was not listed on a national securities exchange or authorized for quotation on the Nasdaq national market or held by record by more than 2,000 stockholders.

   Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our amended and restated certificate of incorporation nor our by-laws exempt us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. We anticipate that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

   Classification and Structure of our Board of Directors. Immediately upon the completion of this offering, our board of directors will be divided into three classes of directors serving staggered, three-year terms. The number of directors will be fixed by resolution of our board of directors consisting of at least five but not more than nine directors. The size of our board is currently fixed at five members. The directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed only for cause and only with the approval of the holders of at least 80% of voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or if a Delaware provision expressly confers power on stockholders to fill a directorship, at a special meeting by the holders of at least 80% of the voting power present and entitled to vote at a meeting of stockholders.

   As a result of the classification of our board of directors, approximately one-third of the members of our board of directors will be elected each year. When coupled with the provision of our restated certificate of incorporation authorizing the board of directors to fill vacant directorships and increase the size of the board of directors up to nine, these provisions may prevent stockholders from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removals with their own nominees.

   Meetings of Stockholders. Our amended and restated certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders. Special meetings of stockholders may be called by the chief executive officer or by a majority of our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management.

   Written Consent. Under our amended and restated certificate of incorporation, our stockholders will not be allowed to take action in writing outside of an annual or special meeting of our stockholders.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws require that timely notice in proper form be provided by stockholders seeking to bring business before, or to nominate candidates for election as directors at, the annual meeting of stockholders. Such notice must be received by us 120 calendar days in advance of the date specified in the previous year's notice of the annual meeting. These provisions may preclude stockholders from timely bringing matters before, or from making nominations for directors at, an annual meeting of stockholders.

   Amendment of our Amended and Restated Certificate of Incorporation and By-Laws. Our amended and restated certificate of incorporation may be amended by the approval of the majority of our board of directors and a majority of our outstanding voting securities. Except the approval of at least 80% of voting securities is required to amend a provision in the amended and restated certificate of incorporation relating to the liability or indemnification of our officers and directors, the structure and classification of our board of directors and stockholder actions. Our board of directors is authorized to amend our by-laws consistent with Delaware law and our amended and restated certificate of incorporation.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services, L.L.C.

Listing

   We have applied for quotation of the common stock on the Nasdaq National Market under the trading symbol "DWRK."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 30,341,293 shares of common stock, assuming that the underwriters do not exercise their over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 6,250,000 shares sold in this offering will be freely tradable without registration or further restriction under the Securities Act, unless such shares are purchased by our officers, directors or principal shareholders. The remaining 24,091,293 shares of common stock outstanding upon completion of this offering and held by existing stockholders will be restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701, the limitations of which are summarized below.

Lock-Up Agreements

   Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock. All of our executive officers and directors and stockholders who beneficially own more than one percent of our capital stock have agreed under lock-up agreements, that without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell, pledge, or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144 and 701, 20,224,537 additional shares will be eligible for sale beginning 181 days after the effective date of this offering, subject to the requirements of Rule 144.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 91 days after the date of this prospectus, a person, or persons whose shares are aggregated, who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sales, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
  . 1% of the number of shares of common stock then outstanding, which will equal approximately 303,413 shares immediately after this offering; or . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice of Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Beginning 91 days after the date of this prospectus, 2,554,024 shares will be eligible for sale. 4,359,305 shares will not become eligible for sale until December 2, 2000.

   Rule 144(k). Under Rule 144(k), a stockholder who is not deemed to have been our "affiliate" at any time during the 90 days preceding a sale by the stockholder, and who owns shares that were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale, is entitled to sell the shares, without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. 3,059,004 shares of our common stock will qualify as "144(k) shares" within 180 days after the date of this prospectus.

Warrants, Stock Options and Employee Common Stock Purchases

   As of December 31, 1999, there were outstanding warrants to purchase 853,453 shares of common stock and options to purchase 2,375,425 shares of common stock, of which 72,200 options were fully vested. In addition, we have outstanding warrants to purchase a number of shares equal to 10% of the shares of common stock we are selling in this offering. The common stock underlying these warrants and options will be eligible for sale subject to the requirements of Rule 144 or Rule 701.

   An additional 4,512,335 shares are reserved for issuance under our amended and restated 1998 stock option plan and an additional 750,000 shares are reserved under our 2000 employee stock purchase plan. We intend to file registration statements under the Securities Act covering the shares of common stock reserved for issuance under our 1998 stock option plan and our 2000 employee stock purchase plan. The registration statements are expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of the 180-day lock-up period, be available for sale in the open market, except to the extent that such shares are subject to our vesting schedules.

Registration Rights

   Holders of 15,830,581 shares of common stock are entitled to registration rights with respect to their shares for resale under the Securities Act of 1933. If these holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales could harm the market price for our common stock. These registration rights may not be exercised prior to the expiration of 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights" beginning on page 48.

Rule 701

   Rule 701 permits resales of shares issued prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, under certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date the issuer becomes so subject. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 91 days after the date of this prospectus, may be sold by persons other than affiliates subject to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

                                  UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., U.S. Bancorp Piper Jaffray Inc. and Prudential Securities Incorporated are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                       Number of
      Underwriter                                                        Shares
      -----------                                                      ---------
      Lehman Brothers Inc.............................................
      U.S. Bancorp Piper Jaffray Inc..................................
      Prudential Securities Incorporated..............................
                                                                       ---------
          Total....................................................... 6,250,000
                                                                       =========

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus and to dealers, who may include the underwriters, at such public offering price less a selling concession not in
excess of $   per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $   per share to brokers and dealers.
After this offering, the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option to purchase up to an aggregate of 937,500 additional shares of common stock, to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

   The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                   With              Without
                                          Over-Allotment Exercise Over-Allotment
                                          ----------------------- --------------
      Exercise
        Per Share........................             $                $
        Total............................             $                 $

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.

   Fidelity Capital Markets, a division of National Financial Services Corporation, will be facilitating electronic distribution of information through the Internet, its Intranet and other proprietary electronic technology. Fidelity Capital Markets will be acting as an underwriter of this offering. Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

   We have agreed that, subject to certain exceptions, without the prior consent of Lehman Brothers Inc., we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and most of our significant stockholders have agreed under lock-up agreements, that without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell, pledge, or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale--Lock Up Agreements" on page 52.

   Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

   The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

   In general, purchases of a security for the purpose of stabilization or to reduce syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

   Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

   The representatives have informed us that they do not intend to confirm the sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

   At our request, the underwriters have reserved up to 625,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates of ours at the initial public offering price set forth on the cover of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   In May 1999, we sold an aggregate of 11,471,276 shares of Series C preferred stock to investors in a private placement at a purchase price of $1.08 per share, or $12.4 million in the aggregate. In December 1999, we sold an aggregate of 4,359,305 shares of our Series D preferred stock for an aggregate purchase price of $36.4 million, or $8.36 per share. Six employees and one former employee of Lehman Brothers Inc. purchased a total of 138,984 shares of Series C preferred stock at a price of $1.08 per share, or an aggregate of $150,000 and six employees of Lehman Brothers Inc. purchased a total of 7,441 shares of Series D preferred stock at a price of $8.36 per share, or an aggregate of $62,252. These shares will automatically convert into an equal number of shares of common stock prior to the closing of this offering. In addition, these individuals received warrants to purchase in aggregate 27,798 shares of our common stock at an exercise price of $1.08 per share, and warrants to purchase shares of our common stock at the initial offering price. Each of the employees of Lehman Brothers Inc. who own shares of our capital stock have agreed under lock-up agreements, that they will not, directly or indirectly, offer, sell, pledge, or otherwise dispose of any shares of our capital stock or any securities which may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of common stock offered in this offering will be passed upon for us by Freeborn & Peters, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for the period from March 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, as described in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our business and our common stock, please refer to the registration statement and its exhibits. While we have provided summaries of the material terms of the contents of contracts and other documents, these summaries do not describe all of the provisions of the contracts and other documents. In each instance where we have filed a copy of a contract or other document with the registration statement, please refer to the registration statement. Each statement about the contracts and other documents in the prospectus is qualified in all respects to the actual documents filed with the registration statement.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Our fiscal year ends on December 31. We intend to furnish our stockholders with annual reports containing audited financial statements and other appropriate reports.

   You may read and copy the registration statement on Form S-1, any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http://www.sec.gov.

                             DIGITALWORK.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-2

Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DigitalWork.com, Inc.

   We have audited the accompanying balance sheets of DigitalWork.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from March 18, 1998 (Inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DigitalWork.com, Inc. at December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from March 18, 1998 (Inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 26, 2000

                             DIGITALWORK.COM, INC.

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                                             December 31,            Equity
                                       -------------------------  December 31,
                                          1998          1999          1999
                                       -----------  ------------  -------------
Assets                                                             (unaudited)
Current assets:
  Cash and cash equivalents........... $ 1,394,222  $ 33,751,312
  Accounts receivable, net of
   allowance of $46,500 at
   December 31, 1999..................      11,704       976,640
  Prepaid expenses and other current
   assets.............................         --        533,181
                                       -----------  ------------
    Total current assets..............   1,405,926    35,261,133
Restricted cash.......................         --        575,685
Other assets..........................         --         98,272
Property and equipment, net...........      72,369       983,034
                                       -----------  ------------
    Total assets...................... $ 1,478,295  $ 36,918,124
                                       ===========  ============
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable.................... $    89,954  $  2,417,333
  Accrued compensation and other
   liabilities........................     143,765       320,224
  Accrued strategic partner fees......         --        266,466
  Other accrued liabilities...........      12,284       150,000
  Current portion of obligations under
   capital leases.....................         --        319,160
                                       -----------  ------------
    Total current liabilities.........     246,003     3,473,183
Non-current obligations under capital
 leases...............................         --        263,290
                                       -----------  ------------
    Total liabilities.................     246,003     3,736,473
Commitments and contingencies
Stockholders' equity:
  Convertible preferred stock, par
   value $.005; 20,895,360 shares
   authorized, 4,240,672 and
   20,071,253 shares issued and
   outstanding at December 31, 1998
   and 1999, respectively and no pro
   forma (liquidation preference at
   December 31, 1999 of $51,556,769)..      21,203       100,356   $       --
  Common stock, par value $.005;
   41,633,786 shares authorized,
   1,995,240 and 4,020,040 shares
   issued and outstanding at December
   31, 1998 and 1999, respectively,
   and 24,091,293 shares issued and
   outstanding pro forma..............       9,976        20,100       120,456
  Additional paid-in capital..........   2,698,240    61,008,366    61,008,366
  Stockholders' receivables...........     (30,000)   (5,959,750)   (5,959,750)
  Deferred stock compensation.........         --     (5,123,575)   (5,123,575)
  Accumulated deficit.................  (1,467,127)  (16,863,846)  (16,863,846)
                                       -----------  ------------   -----------
    Total stockholders' equity........   1,232,292    33,181,651   $33,181,651
                                       -----------  ------------   ===========
    Total liabilities and
     stockholders' equity............. $ 1,478,295  $ 36,918,124
                                       ===========  ============

                            See accompanying notes.

                             DIGITALWORK.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                     Period from
                                                      March 18,
                                                        1998
                                                     (Inception)   Year ended
                                                     to December  December 31,
                                                      31, 1998        1999
                                                     -----------  ------------
Revenues............................................ $    32,800  $  1,916,588
Cost of revenues....................................      61,066     1,586,597
                                                     -----------  ------------
Gross (loss) profit.................................     (28,266)      329,991
Operating expenses:
  Marketing and strategic alliances.................     504,036     7,032,380
  Technical and product development.................     207,566     2,851,738
  General and administrative........................     660,607     2,441,928
  Non-cash stock compensation and charges...........      83,080     3,729,178
                                                     -----------  ------------
  Total operating expenses..........................   1,455,289    16,055,224
                                                     -----------  ------------
Operating loss......................................  (1,483,555)  (15,725,233)
Interest expense....................................         --        (25,700)
Interest income.....................................      16,428       354,214
                                                     -----------  ------------
Net loss............................................ $(1,467,127) $(15,396,719)
                                                     ===========  ============
Basic and diluted net loss per share................ $     (6.13) $     (15.62)
                                                     ===========  ============
Weighted average shares of common stock outstanding
 used in computing basic and diluted net loss per
 share..............................................     239,370       985,871
                                                     ===========  ============
Pro forma basic and diluted net loss per share
 (unaudited)........................................              $      (1.22)
                                                                  ============
Weighted average shares used in computing pro forma
 basic and diluted net loss per share (unaudited)...                12,659,847
                                                                  ============


                            See accompanying notes.

                             DIGITALWORK.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      Convertible
                    Preferred Stock     Common Stock      Additional                   Deferred                      Total
                  ------------------- ------------------    Paid-In    Stockholders'    Stock      Accumulated   Stockholders'
                    Shares    Amount   Shares    Amount     Capital     Receivables  Compensation    Deficit        Equity
                  ---------- -------- ---------  -------  -----------  ------------- ------------  ------------  -------------
Balance at March
 18, 1998.......         --  $    --        --   $   --   $       --    $       --   $       --    $        --   $        --
Proceeds from
 the issuance of
 common stock to
 founders, net
 of issuance
 costs of
 $2,408.........         --       --  2,800,000   14,000       53,592           --           --             --         67,592
Proceeds from
 the issuance of
 common stock...         --       --      8,000       40          160           --           --             --            200
Issuance of
 series A
 convertible
 preferred
 stock, net of
 issuance costs
 of $6,049......   1,738,672    8,693       --       --       311,260           --           --             --        319,953
Issuance of
 series B
 convertible
 preferred
 stock, net of
 issuance costs
 of $6,586......   2,374,000   11,870       --       --     2,355,544       (30,000)         --             --      2,337,414
Issuance of
 series A
 convertible
 preferred stock
 and common
 stock for
 services.......     128,000      640    87,240      436       25,104           --           --             --         26,180
Repurchase of
 common stock...         --       --   (900,000)  (4,500)    (130,500)          --           --             --       (135,000)
Issuance of
 warrant to
 purchase
 preferred
 stock..........         --       --        --       --        83,080           --           --             --         83,080
Net loss........         --       --        --       --           --            --           --      (1,467,127)   (1,467,127)
                  ---------- -------- ---------  -------  -----------   -----------  -----------   ------------  ------------
Balance at
 December 31,
 1998...........   4,240,672   21,203 1,995,240    9,976    2,698,240       (30,000)         --      (1,467,127)    1,232,292
Proceeds on
 stockholders'
 receivables....         --       --        --       --           --         30,000          --             --         30,000
Proceeds from
 the issuance of
 common stock...         --       --    655,000    3,275      782,725      (786,000)         --             --            --
Issuance of
 series C
 convertible
 preferred
 stock, net of
 issuance costs
 of $36,802.....  11,471,276   57,356       --       --    12,285,887           --           --             --     12,343,243
Issuance of
 series D
 convertible
 preferred
 stock, net of
 issuance costs
 of $60,826.....   4,359,305   21,797       --       --    36,361,365    (5,146,250)         --             --     31,236,912
Issuance of
 common stock
 upon exercise
 of stock
 options........         --       --  1,369,800    6,849       27,396       (27,500)         --             --          6,745
Issuance of
 warrants to
 purchase
 preferred
 stock..........         --       --        --       --     2,948,496           --           --             --      2,948,496
Deferred stock
 compensation...         --       --        --       --     5,904,257           --    (5,904,257)           --            --
Amortization of
 deferred stock
 compensation...         --       --        --       --           --            --       780,682            --        780,682
Net loss........         --       --        --       --           --            --           --     (15,396,719)  (15,396,719)
                  ---------- -------- ---------  -------  -----------   -----------  -----------   ------------  ------------
Balance at
 December 31,
 1999...........  20,071,253 $100,356 4,020,040  $20,100  $61,008,366   $(5,959,750) $(5,123,575)  $(16,863,846) $ 33,181,651
                  ========== ======== =========  =======  ===========   ===========  ===========   ============  ============

                            See accompanying notes.

                             DIGITALWORK.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                   Period from
                                                  March 18, 1998
                                                  (Inception) to  Year ended
                                                   December 31,  December 31,
                                                       1998          1999
                                                  -------------- ------------
Operating activities
Net loss.........................................  $(1,467,127)  $(15,396,719)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization..................        6,784        180,705
  Allowance for bad debts........................          --          46,500
  Issuance of series A preferred stock and common
   stock for services............................       26,180            --
  Amortization of deferred stock compensation and
   other stock related charges...................       83,080      3,729,178
  Change in assets and liabilities:
    Accounts receivable..........................      (11,704)    (1,011,436)
    Prepaid expenses and other current assets....          --        (533,181)
    Other assets.................................       89,954       (673,957)
    Accounts payable.............................       12,284      2,327,379
    Accrued compensation and other...............      143,765        176,459
    Accrued strategic partner fees...............          --         266,466
    Other accrued liabilities....................          --         137,716
                                                   -----------   ------------
      Net cash used in operating activities......   (1,116,784)   (10,750,890)

Investing activities--Capital expenditures.......      (79,153)      (351,289)

Financing activities
Proceeds from issuance of common stock, net of
 issuance cost...................................       67,792            --
Proceeds from the issuance of convertible
 preferred stock, net of issuance cost...........    2,657,367     42,980,155
Principal payments on capital lease obligation...          --        (157,631)
Repayments on stockholders' receivables..........          --          30,000
Proceeds from exercise of common stock options...          --           6,745
Proceeds from issuance of convertible notes
 payable.........................................          --         600,000
Repurchase of common stock.......................     (135,000)           --
                                                   -----------   ------------
Net cash provided by financing activities........    2,590,159     43,459,269
                                                   -----------   ------------
Net increase in cash and cash equivalents........    1,394,222     32,357,090
Cash and cash equivalents at beginning of the
 period..........................................          --       1,394,222
                                                   -----------   ------------
Cash and cash equivalents at end of the period...  $ 1,394,222   $ 33,751,312
                                                   ===========   ============
Supplemental schedule of cash flow information
Cash paid during the year for interest...........  $       --    $     25,700
                                                   ===========   ============

Supplemental schedule of non-cash activities
Property and equipment acquired under capital
 leases..........................................  $       --    $    740,081
                                                   ===========   ============
Conversion of notes payable into series C
 convertible preferred stock.....................  $       --    $    600,000
                                                   ===========   ============
Deferred stock compensation......................  $       --    $  5,904,257
                                                   ===========   ============
Stockholders' receivable from issuance of
 convertible preferred stock and common stock....  $    30,000   $  5,959,750
                                                   ===========   ============

                            See accompanying notes.

                             DIGITALWORK.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Description of Business

   DigitalWork.com, Inc. (DigitalWork.com) provides Web-based business services to the small business market. DigitalWork.com has developed a business-to-business services platform that connects a network of service suppliers, business portals and small business buyers. DigitalWork.com's e-services help small businesses grow by simplifying the execution of over 30 critical business functions on-line, such as launching an integrated marketing campaign, recruiting new employees and generating sales leads. DigitalWork.com currently offers its services primarily in the United States. DigitalWork.com was originally incorporated in Delaware on March 18, 1998 as DigitalWork, Inc.

2. Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of financial investments with an original maturity from the date of purchase of three months or less. As of December 31, 1998 and 1999, cash equivalents consisted primarily of investments in money market accounts and their cost approximated fair value. DigitalWork.com places its cash and cash equivalents in high-quality U.S. financial institutions and, to date, has not experienced any losses on any of its investments.

 Restricted Cash

   DigitalWork.com maintains restricted collateral invested in certificates of deposits, which mature within one year, and are used as security for DigitalWork.com's office lease. The classification is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

 Property and Equipment

   Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the assets' estimated useful life, generally three to seven years. Equipment acquired under capital leases is amortized on a straight-line basis over the shorter of its lease term or estimated useful life, generally three years. Leasehold improvements are depreciated over the shorter of its lease term or estimated useful life, generally five years.

 Income Taxes

   DigitalWork.com has elected to be taxed as a C Corporation under the applicable provisions of the Internal Revenue Code. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                             DIGITALWORK.COM, INC.

 Revenue Recognition

   DigitalWork.com generates revenue from e-services transactions and network fees earned from business portals and service suppliers.

   Small businesses utilize DigitalWork.com's Web-based e-services platform to access and execute business services. DigitalWork.com utilizes business service suppliers to fulfill the transaction and deliver the service to the customer. As the economic risk related to collections, customer service and fulfillment and the establishment of the price of the service remains with DigitalWork.com, revenues are recognized on the total sales price when the service is delivered.

   Network fee revenue is derived principally from reciprocal and non-reciprocal agreements with business portals. In non-reciprocal agreements, DigitalWork.com typically earns initial content licensing fees from business portals for the integration of a co-branded version of DigitalWork.com's e-services platform into their Web sites. In addition to the licensing fee, DigitalWork.com also typically earns ongoing maintenance fees, which entitle the business portals to continue to receive this access. Revenue from the initial licensing fees and ongoing maintenance fees is recognized on a straight-line basis over the terms of the respective agreements. Revenue from the sale of advertising is recognized in the period in which the advertising is displayed.

   DigitalWork.com has entered into reciprocal agreements with third parties which will act as both a service supplier and distribution partner, resulting in complex sales and purchase arrangements. DigitalWork.com recognizes the revenue and expense of the arrangement based on the objective evidence of fair value of the elements. Objective evidence of fair value is determined by reference to DigitalWork.com's history of other comparable and relevant third party cash transactions for each element in the arrangement. In the year ended December 31, 1999, revenue and expense elements of the arrangements DigitalWork.com has entered into have been netted and will be recognized over the terms of the agreements. This treatment resulted in a reduction of revenue of approximately $443,000 and a corresponding reduction in the amount of expenses in the year ended December 31, 1999. No reciprocal service arrangements were entered into during the period from March 18, 1998 (inception) through December 31, 1998.

 Technical and Product Development

   Technical and product development expenses consist primarily of salaries, payroll taxes and benefits, expenditures related to editorial content, community management and support personnel, server hosting costs, and software development and operations expenses. Statement of Position (SOP) 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. To date, DigitalWork.com's software development has been completed concurrently with the establishment of technological feasibility and, as a result, no technical and product development costs have been capitalized.

 Stock-Based Compensation

   DigitalWork.com accounts for stock-based compensation for awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). DigitalWork.com accounts for stock-based compensation awards to nonemployees using the fair value method prescribed in FAS 123.

                             DIGITALWORK.COM, INC.

 Advertising Costs

   Advertising costs are charged to expense when incurred. Advertising expense for the period from March 18, 1998 to December 31, 1998 was approximately $153,000 and for the year ended December 31, 1999 was approximately $4,220,000.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards ("FAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for most of DigitalWork.com's financial instruments. The carrying amounts of DigitalWork.com's financial instruments, which include cash and cash equivalents, accounts receivable, note receivable from stockholder, capital lease obligations, and current liabilities are considered to be representative of their respective fair values.

 Concentration of Credit Risk

   Financial instruments which subject DigitalWork.com to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. DigitalWork.com maintains cash and cash equivalents with one domestic financial institution. From time to time, DigitalWork.com's cash balances with its financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

   DigitalWork.com's customers are concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

 Comprehensive Loss

   DigitalWork.com has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). Under FAS 130, DigitalWork.com is required to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income includes changes in equity that are excluded from net income (loss). Specifically, FAS 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated and other comprehensive income (loss). DigitalWork.com has no components of other comprehensive loss, and, as a result, the comprehensive loss is the same as the net loss for all periods presented.

 Segment Information

   DigitalWork.com adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131) in the fiscal year ended December 31, 1998. FAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. FAS 131 also establishes standards for related disclosures about products and services, and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. DigitalWork.com's chief decision maker, as defined under FAS 131, is the Chief Executive Officer. To date, DigitalWork.com has viewed their operations as principally one segment. Additionally, DigitalWork.com derives an immaterial amount of revenue from non-domestic sources. As a result, the financial information disclosed herein, materially represents all of the financial information related to DigitalWork.com's principal operating segment. DigitalWork.com's revenues are divided into two categories: e-services transactions and network fees. For the

                             DIGITALWORK.COM, INC.

year ended December 31, 1999, e-services transactions represented approximately 81% of total revenues, while network fees represented approximately 19% of total revenues. For the period from March 18, 1998 (inception) through December 31, 1998, e-services transactions represented approximately 70% of total revenues, while network fees represented approximately 30% of total revenues.

 Net Loss Per Share, Pro Forma Net Loss Per Share and Pro Forma Stockholders' Equity

   Basic and diluted net loss per share are presented in conformity with FAS No. 128, "Earnings Per Share" (FAS 128), for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of DigitalWork.com's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, DigitalWork.com has not had any issuances or grants for nominal consideration. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period, less the weighted average number of shares subject to repurchase.

   Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock not included above that will automatically convert upon completion of DigitalWork.com's initial public offering (using the as converted method). If DigitalWork.com's initial public offering is consummated, all of the convertible preferred stock outstanding as of December 31, 1999 will automatically be converted into an aggregate of 20,071,253 shares of common stock. Pro forma stockholders' equity at December 31, 1999, as adjusted for the conversion of convertible preferred stock, is disclosed on the balance sheet.

   Historical and pro forma basic and diluted net loss per share are as follows:

                                                     Period From
                                                      March 18,
                                                        1998
                                                     (Inception)   Year ended
                                                     to December  December 31,
                                                      31, 1998        1999
                                                     -----------  ------------
Historical:
  Net loss.......................................... $(1,467,127) $(15,396,719)
                                                     ===========  ============
Basic and diluted shares:
  Weighted average shares of common stock
   outstanding......................................   2,137,407     2,491,392
  Less weighted average shares subject to
   repurchase.......................................   1,898,037     1,505,521
                                                     -----------  ------------
  Weighted average shares of common stock
   outstanding used in computing basic and diluted
   net per loss share...............................     239,370       985,871
                                                     ===========  ============
Basic and diluted net loss per share................ $     (6.13) $     (15.62)
                                                     ===========  ============
Pro forma (unaudited):
  Net loss..........................................              $(15,396,719)
                                                                  ============
  Weighted average shares of common stock
   outstanding used in computing basic and diluted
   net loss per share...............................                   985,871
  Adjustment to reflect the assumed conversion of
   convertible preferred stock from the date of
   issuance.........................................                11,673,976
                                                                  ------------
  Weighted average shares used in computing pro
   forma basic and diluted net loss per share.......                12,659,847
                                                                  ============
  Pro forma basic and diluted net loss per share....              $      (1.22)
                                                                  ============

                             DIGITALWORK.COM, INC.

   If DigitalWork.com had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as the effect of approximately 3,140,000 and 3,228,878 common shares related to outstanding options and warrants to purchase common stock not included above for the years ended December 31, 1998 and 1999, respectively. The common equivalent shares from options and warrants would be determined on a weighted average basis using the treasury stock method.

Start-Up Costs

   In April 1998, the AICPA issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." This statement requires companies to expense the costs of start-up activities and organization costs as incurred. DigitalWork.com adopted SOP 98-5 on January 1, 1999, and there was no material impact on the accompanying financial statements.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for DigitalWork.com for the fiscal year and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. DigitalWork.com does not expect the potential effect of adopting the provisions of SFAS No. 133 to have a significant impact on its financial position, results of operations, and cash flows.

3. Property and Equipment

   Property and equipment consists of the following:

                                                                December 31
                                                             ------------------
                                                              1998      1999
                                                             ------- ----------
      Computer equipment and software....................... $72,021 $  717,657
      Office furniture, fixtures, and equipment.............   7,132    320,078
      Leasehold improvements................................     --     132,788
                                                             ------- ----------
                                                              79,153  1,170,523
      Less: Accumulated depreciation........................   6,784    187,489
                                                             ------- ----------
                                                             $72,369 $  983,034
                                                             ======= ==========

   As of December 31, 1999, property and equipment included amounts under capital leases of $740,081, with related accumulated amortization of $139,964. There is no property and equipment under capital leases as of December 31, 1998.

4. Convertible Promissory Notes Payable

   In April 1999, DigitalWork.com issued $600,000 in convertible promissory notes to investors, which bear interest at 7%. Interest was payable on demand at any time on or after July 22, 1999. On May 17, 1999, the entire principal balance of $600,000 was converted into 555,948 shares of Series C convertible preferred stock.

   In connection with the convertible promissory notes issued, DigitalWork.com issued warrants to purchase 111,192 shares of series C preferred stock at an exercise price of $1.08 per share. The warrants are exercisable

                             DIGITALWORK.COM, INC.

at any time prior to expiration and will expire five years from issuance. DigitalWork.com allocated approximately $55,600 of the proceeds received from the issuance of the promissory notes to the value of the warrants. The principal amounts of the convertible promissory notes were reduced by the value assigned to the warrants, and such amount was recognized as a non-cash charge in the year ended December 31, 1999.

5. Stockholders' Equity

 General

   In September 1999, the Company's stockholders' approved certain modifications to the Company's capital structure, including a four-for-one stock split of the Company's common and preferred stock, and an increase in the number of shares authorized for issuance. All share amounts in the financial statements have been retroactively adjusted to reflect such split and increase in shares authorized for issuance.

 Stockholders' Receivable

   Options to employees to purchase 1,100,000 shares of common stock under DigitalWork.com's 1998 Stock Plan were exercised in exchange for full recourse notes receivable. In addition, DigitalWork.com issued 655,000 shares of restricted stock to certain members of management in exchange for full recourse notes receivable. These notes receivable bear interest at a rate of approximately 6% per year and interest payments are due annually on the anniversary date of the notes. At December 31, 1999, notes receivable in exchange for exercises of options and issuances of restricted stock totaled $813,500. The restricted stock is subject to a right of repurchase that generally lapse over four years.

   Additional stockholders' receivables of $5,146,250 at December 31, 1999 and $30,000 at December 31, 1998 represent proceeds from convertible preferred stock received in the subsequent year.

 Convertible Preferred Stock

   DigitalWork.com is authorized to issue 20,895,360 shares of convertible preferred stock, designated in series. In May 1998, DigitalWork.com issued an aggregate of 1,866,672 shares of Series A convertible preferred stock at $0.1875 per share for net cash proceeds of $319,953 and services valued at $23,999. In October 1998, DigitalWork.com issued 2,374,000 shares of Series B convertible preferred stock for net cash proceeds of $2,367,414. In May 1999, DigitalWork.com issued 11,471,276 shares of Series C convertible preferred stock for net cash proceeds of $12,343,243 including the conversion of the promissory notes totaling $600,000. In December 1999, DigitalWork.com issued 4,359,305 shares of Series D convertible preferred stock for net cash proceeds of $31,236,912 and stockholders' receivables of $5,146,250. A summary of preferred stock is as follows:

                                                   Issued and
                                               Outstanding Shares   Liquidation
                                                  December 31,     Preference at
                                     Shares   -------------------- December 31,
                                   Designated   1998       1999        1999
                                   ---------- --------- ---------- -------------
      Series A....................  1,866,672 1,866,672  1,866,672  $   350,001
      Series B....................  2,374,000 2,374,000  2,374,000    2,374,000
      Series C.................... 11,471,276       --  11,471,276   12,388,978
      Series D....................  5,183,412       --   4,359,305   36,443,790
                                              --------- ----------  -----------
                                              4,240,672 20,071,253  $51,556,769
                                              ========= ==========  ===========

                             DIGITALWORK.COM, INC.

   Each share of convertible preferred stock is convertible, at the option of the holder, into common stock on a 1-for-1 basis, subject to certain adjustments for antidilution. Conversion is automatic upon the closing of an initial public offering of common stock in which, with respect to the series A and B convertible preferred stock, the offering price equals or exceeds $1.25 per share or upon the approval of two-thirds of the series A and B convertible preferred stockholders, voting as a single class. Conversion will automatically occur, with respect to the series C convertible preferred stock, upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to DigitalWork.com are at least $10 million and the market value of DigitalWork.com is at least $50 million or upon the approval of two-thirds of the series C convertible preferred stockholders. Conversion will automatically occur, with respect to the series D convertible preferred stock, upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to DigitalWork.com are at least $20 million and the market value of DigitalWork.com is at least $350 million or upon the approval of two-thirds of the series D convertible preferred stockholders.

   Holders of convertible preferred stock are entitled to one vote for each share of common stock into which such shares are converted. Each of the convertible preferred stock is entitled to receive, when and as declared by the board of directors, noncumulative dividends at the annual rate of $0.015, $0.08, $0.0875, and $0.6688 per share for series A, B, C, and D convertible preferred stock, respectively, payable in preference and priority to any payment of any dividend on common stock. As of December 31, 1999, no dividends have been declared.

   In the event of liquidation, the series C and D convertible preferred stockholders would be entitled to a liquidation preference equal to $1.08 and $8.36 per share, respectively, plus declared but unpaid dividends, and if assets remain in the corporation, the series A and B convertible preferred stockholders would be entitled to a liquidation preference equal to $0.1875 and $1.00, respectively, plus declared but unpaid dividends. After the series A, B, C, and D convertible preferred stockholders have received their liquidation preference, the remaining assets of the corporation, if any, would be distributed ratably amongst the common stockholders and the series C and D convertible preferred stockholders unless the liquidation occurs after May 16, 2001 in which case the remaining assets would only be distributed amongst the common stockholders.

   At December 31, 1999, DigitalWork.com has reserved 124,000 shares of series B convertible preferred stock, 111,192 shares of series C convertible preferred stock, and 618,261 shares of series D convertible preferred stock for issuance upon exercise of warrants outstanding.

 Common Stock

   At December 31, 1999, DigitalWork.com has reserved 20,071,253 shares of its common stock for issuance upon conversion of the outstanding shares of its convertible preferred stock, 853,453 shares of its common stock upon exercise of warrants outstanding and 4,087,760 shares of its common stock for issuance upon exercise of options outstanding and available under the 1998 Stock Plan.

   DigitalWork.com issued 2,800,000 and 655,000 shares of its common stock to its founders and management in May 1998 and October 1999, respectively. These shares are subject to certain repurchase rights and lapse ratably over 48 months from the date of issuance. Within 90 days following a termination of employment, DigitalWork.com may exercise the repurchase option by written notice. On October 1, 1998, DigitalWork.com repurchased 900,000 shares of common stock from one of the founders upon his termination. At December 31, 1998 and 1999, 1,603,125 and 1,715,833, respectively, shares of common stock remain subject to repurchase rights.

                             DIGITALWORK.COM, INC.

 1998 Stock Plan

   During 1998, DigitalWork.com adopted the 1998 Stock Plan (the Plan). Under the Plan, up to 5,457,560 shares of the DigitalWork.com's common stock may be granted to employees and directors. Options are generally granted at an exercise price which approximates 100% of the fair value on the date of the grant, as determined by the board of directors. Options vest over a three or four-year period and have a maximum term of 10 years.

   A summary of activity under the Plan is as follows:

                                                                      Weighted
                                   Shares                             Average
                                 Available     Options     Price per  Exercise
                                 for Grant   Outstanding     Share     Price
                                 ----------  -----------  ----------- --------
     Shares authorized..........  4,000,000         --    $       --   $ --
     Options granted............ (3,716,000)  3,716,000   $0.03-$0.35  $0.04
     Options canceled...........    700,000    (700,000)        $0.03  $0.03
                                 ----------  ----------   -----------  -----
   Balances at December 31,
    1998........................    984,000   3,016,000   $0.03-$0.35  $0.04
     Shares authorized..........  1,457,560         --            --     --
     Options granted............ (1,074,350)  1,074,350   $0.35-$2.40  $0.93
     Options exercised..........        --   (1,369,800)  $0.03-$0.35  $0.03
     Options canceled...........    345,125    (345,125)  $0.03-$1.80  $0.08
                                 ----------  ----------   -----------  -----
   Balances at December 31,
    1999........................  1,712,335   2,375,425   $0.03-$2.40  $0.44
                                 ==========  ==========   ===========  =====

   The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                             Outstanding                       Exercisable
                  ---------------------------------------   ----------------------
                                Weighted-
                                 Average      Weighted-                Weighted-
                                Remaining      Average                  Average
    Exercise                     Life in      Exercise                 Exercise
     Prices        Shares         Years         Price       Shares       Price
   -----------    ---------     ---------     ---------     ------     ---------
      $0.03       1,170,000        8.3          $0.03        1,000       $0.03
   $0.35-$0.45      545,900        9.0          $0.36       71,200       $0.35
   $0.90-$1.20      556,225        9.7          $1.09          --          --
   $1.80-$2.40      103,300        9.9          $2.16          --          --
                  ---------                                 ------
   $0.03-$2.40    2,375,425        8.9          $0.44       72,200       $0.35
                  =========                                 ======

 Stock Based Compensation

   DigitalWork.com has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock option plan because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of DigitalWork.com's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   In connection with its grants of options and issuance of restricted stock to employees during the year ended December 31, 1999, DigitalWork.com recorded deferred stock compensation of approximately

                             DIGITALWORK.COM, INC.

$5,904,257 for the difference between the exercise price of the option or issuance price of the restricted stock at their respective dates of grant or issuance and what was considered to be the fair values for accounting purposes of the shares of common stock subject to options. These amounts are included as a reduction of stockholder's equity and are being amortized on a graded vesting method. DigitalWork.com has recognized deferred stock compensation expense of $780,682 for the year ended December 31, 1999 included in non-cash charges in the statements of operations.

   Pro forma information regarding net loss is required by FAS 123 as if DigitalWork.com had accounted for its stock-based awards to employees under the fair value method using the Black-Scholes option pricing method. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. DigitalWork.com is a nonpublic company and is permitted to use a near-zero volatility factor in its assumptions when applying the Black-Scholes model. Since DigtalWork.com's stock-based awards have characteristics significantly different from those of traded options and since changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of DigitalWork.com's stock-based awards to employees was estimated using input assumptions as follows:

                                                                     1998  1999
                                                                     ----  ----
      Risk-free interest rate....................................... 5.5%  5.5%
      Expected dividend yield....................................... --    --
      Expected life (in years)......................................   8     8
      Stock volatility.............................................. 0.0%  0.0%

   The weighted-average fair value of options granted and restricted stock issued during the period from March 18, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, with an exercise price equal to the fair value of DigitalWork.com's common stock on the date of grant was $0.01 and $0.12, respectively. The weighted-average fair value of options granted and restricted stock issued during the year ended December 31, 1999 with an exercise price below the deemed fair value of DigitalWork.com's common stock on the dates of grant was $4.29 and $5.04, respectively.

   Had compensation cost for DigitalWork.com's stock option plan been determined based on the fair value at the dates of grants in accordance with FAS 123, the Company's net loss and per share data would have been as follows on a pro forma basis:

                                                       1998          1999
                                                    -----------  -------------
      Net loss.....................................
        As reported................................ $(1,467,127) $ (15,396,719)
        Pro forma.................................. $(1,475,106) $ (15,443,614)
      Net loss per share basic and diluted:
        As reported................................              $       (1.22)
        Pro forma..................................              $       (1.22)

   For purposes of pro forma disclosure, the estimated fair value of the option is amortized to expense over the options' vesting period. Future pro forma net loss results may be materially different from actual future amounts reported.

                             DIGITALWORK.COM, INC.

 Warrants

   In November 1998, DigitalWork.com issued a warrant to a stockholder to purchase 124,000 shares of series B convertible preferred stock at an exercise price of $1.10 per share. The warrant was issued for business advisory services and expires in November 2008. The estimated fair value of the warrant, as calculated using the Black-Scholes method, totaled $83,080, and was included in non-cash charges in the period ended December 31, 1998 as the warrant was exercisable on the date of issuance.

   In connection with the convertible promissory notes issued in April 1999, warrants to purchase 111,192 shares of series C convertible preferred stock at an exercise price of $1.08 per share were issued (see Note 4).

   In December 1999, in connection with the issuance of series D convertible preferred stock, DigitalWork.com issued a warrant to a stockholder to purchase 192,261 shares of series D convertible preferred stock at an exercise price of $8.36 per share. The fair value of the warrant, as calculated using the Black-Scholes method, totaled $1.4 million. The warrant was exercisable on the date of issuance and expires on December 4, 2004.

   In connection with a third-party agreement (see Note 7), DigitalWork.com issued a warrant to purchase 150,000 shares of series D convertible preferred stock at an exercise price of $8.36 per share, the fair value of the series D convertible preferred stock at the date of the Agreement. This warrant expires in December 2001. The fair value of the warrant, as calculated using the Black-Scholes method, totaled $850,500 at December 31, 1999, and was included in non-cash charges in DigitalWork.com's statement of operations as the warrant was exercisable on the date of issuance.

   In connection with a third-party agreement (see Note 9), DigitalWork.com issued a warrant to purchase 276,000 shares of series D convertible preferred stock at an exercise price of $8.36 per share, the fair value of the series D convertible preferred stock at the date of the Agreement. This warrant expires on the earlier of three years after the completion of an initial public offering or December 2004. The fair value of the warrant, as calculated using the Black-Scholes method, totaled $2 million at December 31, 1999, and was included in non-cash charges in DigitalWork.com's statement of operations as the warrant was exercisable on the date of issuance.

   In applying the Black-Scholes method for the warrants issued under third party agreements, DigitalWork.com used an expected dividend yield of zero, a risk-free interest rate of 5% and a volatility factor of 135%. The lives used to value these warrants was based on the term of the warrants.

   In December 1999, in connection with the issuance of the convertible preferred stock, the purchasers of series D convertible preferred stock were issued warrants to purchase up to an aggregate of 10% of the number of common stock to be issued in a initial public offering of DigitalWork.com's common stock. These warrants are exercisable for one year subsequent to the initial public offering at an exercise price equal to the initial public offering price.

6. Commitments and Contingencies

 Capital and Operating Leases

   DigitalWork.com leases certain property and equipment under various noncancelable operating and capital leases. These leases contain various terms and provide for renewal at prevailing market rates.

                             DIGITALWORK.COM, INC.

   Future minimum lease payments for noncancelable operating and capital leases at December 31, 1999, are as follows:

                                                           Operating   Capital
                                                             Leases    Leases
                                                           ---------- ---------
      Year ending December 31:
        2000.............................................. $  368,500 $ 401,245
        2001..............................................    374,600   274,895
        2002..............................................    353,300     7,177
        2003..............................................    363,800       --
        2004..............................................    375,900       --
                                                           ---------- ---------
                                                           $1,836,100   683,317
                                                           ==========
      Less: Amounts representing interest.................             (100,867)
                                                                      ---------
      Capital lease obligations...........................              582,450
      Less: Current portion...............................              319,160
                                                                      ---------
                                                                      $ 263,290
                                                                      =========

   Total rent expense was approximately $36,000 for the period from March 18, 1998 to December 31, 1998 and $191,000 for the year ended December 31, 1999.

7. License Agreement


   In December 1999, DigitalWork.com entered into an agreement with Dell Computer Corporation (Dell), whereby Dell will offer many of DigitalWork.com's business services to Dell's customers and prospects. Pursuant to the terms of the agreement, DigitalWork.com will share with Dell the e-services revenue generated by Dell users, and DigitalWork.com will pay a fee to Dell for each registered user and e-services customer generated through this relationship. In addition, DigitalWork.com will pay Dell a $2.0 million slotting fee 12 months after the launch of the site. If Dell provides DigitalWork.com with less than a minimum number of paying customers during the first 12 months after launch of the site, Dell will refund a portion of the fee. DigitalWork.com will record and amortize the fee over the two-year term of the agreement, and include it as a marketing and strategic alliance expense. In connection with this agreement, DigitalWork.com also issued a warrant to Dell to purchase shares of its series D convertible preferred stock (see Note 5).

8. Income Taxes

   The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is primarily due to net operating losses not being benefited. For that reason, there is no provision for income taxes for the period from March 18, 1998 (inception) to December 31, 1998 and year ended December 31, 1999.

   At December 31, 1999, DigitalWork.com had net operating loss carryforwards of approximately $12.9 million, which may be used to offset future taxable income. The net operating loss carryforwards expire beginning in 2013, if not used. Should certain changes in DigitalWork.com's ownership occur, there could be a limitation on the utilization of its net operating losses.

                             DIGITALWORK.COM, INC.

   DigitalWork.com's net deferred tax assets consist of the following:

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
      Net operating loss carryforwards.................. $ 551,000  $ 5,184,000
      Other.............................................     2,000       36,000
      Fixed assets......................................    (1,000)     (16,000)
                                                         ---------  -----------
      Net deferred tax assets...........................   552,000    5,204,000
      Less: Valuation allowance.........................  (552,000)  (5,204,000)
                                                         =========  ===========
                                                         $     --   $       --
                                                         =========  ===========

   DigitalWork.com has recorded a 100% valuation allowance equal to the net deferred tax asset balance based upon management's determination that the recognition criteria for realization have not been met.

9. Subsequent Events

   In January 2000, DigitalWork.com entered into an agreement with America Online, Inc. (AOL) to provide sales and marketing services on a customized co-branded site which is accessible throughout certain of AOL's properties. As part of this agreement, DigitalWork.com will receive all of the e-services revenue generated from the purchase of its services by AOL's users. DigitalWork.com paid AOL a $6.0 million fee to enter into this agreement. It is amortizing the fee it paid to AOL over the 18-month term of the agreement, and including it as a marketing and strategic alliance expense. In connection with this agreement, DigitalWork.com also issued a warrant to AOL to purchase shares of its series D convertible preferred stock (see Note 5).

10. Events Subsequent to Date of Auditors' Report (unaudited)

 Option Activity

   From January 1, 2000 to March 10, 2000, options to purchase 1,201,500 shares of common stock were granted to employees pursuant to the 1998 Stock Plan with exercise prices of between $3.00 and $4.20 per share. The options vest over a four-year term and have a maximum life of ten years. The Company estimates that additional deferred compensation of $10.6 million will be recorded as a result of these option grants and will be amortized to expense using the graded vesting method.

 Amended and Restated 1998 Stock Option Plan

   In February 2000, DigitalWork.com amended the 1998 Stock Option Plan (the Amended Plan), subject to Board of Director and stockholder approval. Under the Amended Plan, up to 8,257,560 shares of DigitalWork.com's common stock may be granted to employees, directors, or consultants. On January 1 of each year beginning in 2001, the number of shares reserved automatically increases by the lesser of 1,500,000 shares, 4% of outstanding shares, or an amount determined by the Board of Directors. The types of awards that may be made under the Amended Plan include the grant of incentive stock options and the grant of nonqualified stock options. The exercise price for incentive stock options may not be less than 100% of the fair market value of DigitalWork.com's common stock on the date of grant.

 2000 Employee Stock Purchase Plan

   In February 2000, DigitalWork.com adopted the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"), subject to Board of Director and stockholder approval. A total of 750,000 shares of common stock have been

                             DIGITALWORK.COM, INC.

reserved for issuance under the 2000 Purchase Plan. The 2000 Purchase Plan permits eligible employees to acquire shares of DigitalWork.com's common stock through periodic payroll deductions of up to 10% of total compensation. No employee may purchase common stock with a fair value of more than $25,000 in any calendar year. Each purchase period will have a maximum duration of 6 months. Purchases occur on the last day of each June and December of each offering period. The price at which the commons stock may be purchased is 85% of the lesser of the fair market value of DigitalWork.com's common stock on each employee's applicable enrollment date or on the last day of the respective purchase period. The initial purchase period commences on the effectiveness of the initial public offering and will end on the last business day of December 2000. The 2000 Purchase Plan will terminate ten years from the date of adoption.

                  DESCRIPTION OF ARTWORK ON INSIDE BACK COVER

   Artwork with the work "network" is treated as a subtle background shadow with a screen shot and copy overprinting. There is a black rounded bar at the top of the page that contains the copy: "The DigitalWork.com Solution." A copy block below this bar and above the screen shot reads: "We believe we have created a new way for small businesses to execute critical business functions. Through our e-services network, we facilitate business-to-business e-commerce transactions among small businesses, service suppliers and business portals. Our e-services platform provides small businesses with online access to business services that have not previously been readily available to them. Our integrated Web-based solution allows time- and resource-constrained small businesses to complete over 30 critical business functions more efficiently than with traditional offline methods. Furthermore, our platform enables small businesses to learn about and execute each business function in an efficient step-by-step manner."

                                6,250,000 Shares


                                  Common Stock

                                 -------------

                                   PROSPECTUS
                                         , 2000

                                 -------------

                                Lehman Brothers

                           U.S. Bancorp Piper Jaffray

                          Prudential Volpe Technology
                        a unit of Prudential Securities

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of 6,250,000 shares of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application and Listing Fee.

      SEC Registration Fee.......................................... $   23,760
      NASD Filing Fee...............................................      9,500
      NASDAQ National Market Application and Listing Fee............     95,000
      Blue Sky Fees and Expenses....................................      3,000
      Printing and Engraving Expenses...............................    250,000
      Legal Fees and Expenses.......................................    400,000
      Accounting Fees and Expenses..................................    400,000
      Director and Officer Securities Act Liability Insurance.......    300,000
      Transfer Agent and Registrar Fees.............................     12,000
      Miscellaneous Expenses........................................      6,740
                                                                     ----------
          Total..................................................... $1,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the DGCL, Article Sixth of the Registrant's amended and restated certificate of incorporation provides that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; (ii) the Registrant is permitted to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its by-laws or agreements; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and (iv) the rights conferred in the by-laws are not exclusive. As permitted by the DGCL, the Registrant's amended and restated certificate of incorporation includes a provision that eliminates the personal inability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding payments of dividends; stock purchases or redemptions which are unlawful); or
(iv) for any transaction from which the director derived an improper personal benefit. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   The Registrant has entered into indemnification agreements with its officers and directors. These Directorship Agreements provide that the directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines, amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as directors of the Registrant or of any subsidiary of the Registrant or of any other company or enterprise in which they are serving at the request of the Registrant. No indemnity will be provided to any director under these agreements on account of liability for any breach of the director's duty of loyalty to the Registrant, such subsidiaries, stockholders or enterprises, any act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws, or any transaction from which the director derived an improper personal benefit. In addition, no indemnification will be provided for which payment is made to or on behalf of the director under any insurance policy, except with respect to any excess amount to which the director is entitled under the Directorship Agreement beyond the amount of payment under such insurance policy, if a court having jurisdiction in the matter finally determines that such indemnification is not lawful under any applicable statute or public policy, or in connection with any proceeding initiated by the director, or any proceeding by the director against the Registrant or its directors, officers, employees or other persons entitled to be indemnified by the Registrant, unless (1) the Registrant is expressly required by law to make the indemnification, (2) the proceeding was authorized by the board of directors of the Registrant or (3) the director initiated the proceeding pursuant to the Directorship Agreement and the director is successful in whole or in part in the proceeding.

   Under Article VI of the Registrant's by-laws, the Registrant is authorized to, and has purchased, insurance covering the Registrant's directors and officers against liability asserted against them in their capacity as such. Reference is made to the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Since our inception in March 1998, we have sold and issued the following unregistered securities:

   On May 14, 1998, we issued an aggregate of 2,800,000 shares of common stock at $0.025 per share to our founders, Robert A. Schultz, Craig A. Terrill and Christopher E. Getner, for an aggregate purchase price of $70,000. The price per share was negotiated among the founders. No underwriter was involved in this issuance and no commissions were paid. We issued these shares to our founders in reliance upon Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Based upon information we provided to Messrs. Schultz, Terrill and Getner and their relationship with our company, each had adequate access to information about our company. We did not make any offer to sell the securities by means of a general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

   Also during May 1998, we issued 1,733,339 shares of Series A convertible preferred at $0.1875 per share of our capital stock, for an aggregate purchase price of approximately $325,001 to seven individual and entity accredited investors. We determined the price per share through arms-length negotiations with the investors. No underwriter was involved in the offering and no commissions were paid. We issued these shares in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based upon representations made to us by the investors, information we supplied to the investors and the relationship among us and the investors, all investors had adequate access to information about our company. In addition, based upon representations made by the investors to us, the investors were able to bear the financial risk of the investment. The investors represented their intentions to acquire the securities for investment only and not with a view to offer for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates representing the securities. We did not make any offer to sell the securities by means of a general solicitation or general advertising within the meaning of Regulation D of the Securities Act.

   Additionally, on May 2, 1998, we issued to Invest Linc Consulting Corp.: (i) 133,333 shares of Series A convertible preferred in exchange for $1,000 and business consulting services and (ii) 95,240 shares of

Common Stock in exchange for $200 and business consulting services. The price per share was set by us with Invest Line through arms length negotiations. No underwriter was involved in this offering and no commissions were paid. We issued these shares to Invest Linc in reliance upon Section 4(2) of the Securities Act.

   During October 1998, we issued 2,374,000 shares of Series B convertible preferred at $1.00 per share for an aggregate purchase price of approximately $2.4 million to 25 individual and entity accredited investors. We determined the price per share through arms-length negotiations with the investors. No underwriter was involved in the offering and no commissions were paid. We issued these shares in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based upon representations made to us by the investors, information we supplied to the investors and the relationship among us and the investors, all investors had adequate access to information about our company. In addition, based upon representations made by the investors to us, the investors were able to bear the financial risk of the investment. The investors represented their intentions to acquire the securities for investment only and not with a view to offer for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates representing the securities. We did not make any offer to sell the securities by means of a general solicitation or general advertising within the meaning of Regulation D of the Securities Act.

   In November 1998, we issued a warrant to Edward C. Coppola to purchase up to 124,000 shares of our common stock at $1.10 per share. This warrant will expire in November 2008. In April 1999, we issued Mr. Coppola and one of his affiliates warrants to purchase up to 66,715 shares of our Series C preferred stock at $1.08 per share. These warrants expire in April 2004. We issued these warrants to Mr. Coppola and his affiliate in reliance upon Section 4(2) of the Securities Act.

   During May 1999, we issued 11,471,276 shares of Series C convertible preferred stock at $1.08 per share for an aggregate purchase price of approximately $12.4 million to 41 individual and entity accredited investors. We determined the price per share based upon arms length negotiations with the investors. No underwriter was involved in the offering and no commissions were paid. We issued these shares in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act. Based upon representations made to us by the investors, information we supplied to the investors and the relationship among us and the investors, all investors had adequate access to information about our company. In addition, based upon representations made by the investors to us, the investors were able to bear the financial risk of the investment. The investors represented their intentions to acquire the securities for investment only and not with a view to offer for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates representing the securities. We did not make any offer to sell the securities by means of a general solicitation or general advertising within the meaning of Regulation D of the Securities Act.

   During October 1999 we issued an aggregate of 655,000 shares of common stock to Robert A. Schultz, Craig A. Terrill and David P. Aniol for aggregate consideration of $786,000 or $1.20 per share. We issued these shares to these officers in reliance upon an exemption from registration under Rule 701 of the Securities Act.

   During December 1999, we issued 4,359,305 shares of Series D convertible preferred stock for approximately $36.4 million at $8.36 per share to 51 accredited entities and individuals. In connection with this offering, we issued to each of the 61 accredited entities and individuals warrants to purchase shares of our common stock. The warrants are exercisable from the date the registration statement, of which this prospectus is a part, is declared effective by the SEC to the one year anniversary of this effective date. Each holder of the warrant may purchase a number of shares, based upon its pro rata holdings of our Series D convertible preferred stock, at the same price as the offering price per share of this offering. No underwriter was involved in the offering and no commissions were paid. We issued these shares and warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and
Section 4(2) of the Securities Act. Based upon representations made to us by the investors, information we supplied to the investors and the relationship among us and the investors, all investors had adequate access to information about our company. In addition, based upon representations made by the investors to us, the investors were able to bear the financial risk of the investment. The investors represented their intentions to acquire the securities for investment only and not with a view to offer for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates representing the securities. We did not make any offer to sell the securities by means of a general solicitation or general advertising within the meaning of Regulation D of the Securities Act.

   During December 1999, we issued to America Online, Inc. a warrant to purchase up to 276,000 shares of our Series D convertible preferred stock at an exercise price of $8.36 per share. This warrant is exercisable until three years from the effectiveness of this registration statement. No underwriter was involved in the offering and no commissions were paid. We issued these warrants to America Online, Inc., an accredited investor, in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

   During December 1999, we issued a warrant to Dell USA, L.P. to purchase 150,000 shares of our common stock. This warrant is exercisable until December 2001, at a per share exercise price of $8.36. We issued these shares and warrants in reliance upon an exemption from registration under Rule 506 of Regulation D and Section 4(2) of the Securities Act.

   During December 1999, we issued to each of Attractor QP LP, Attractor LP, Attractor Ventures LLC, Attractor Institutional LP, and Attractor Offshore Ltd. warrants to purchase, in the aggregate, 192,261 shares of our Series D Convertible Preferred Stock. These warrants are exercisable until December 2, 2004 at a per share exercise price of $8.36.

   Since our inception and until December 31, 1999, we have granted options under our 1998 stock option plan to acquire an aggregate of 3,745,225 shares of common stock. The exercise prices of those options range from $0.025 to $0.35 per share for options issued in 1998 and $0.35 to $2.40 per share for options issued in 1999. We have issued these options to our officers in reliance upon an exemption from registration under Rule 701 and Section 4(2) of the Securities Act.

   Where appropriate, share numbers and per share consideration for common stock have been adjusted for the 4-for-1 stock split in October 1999.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (A) Exhibits:

      Exhibit                          Description
      -------                          -----------

      1.1*     Form of Underwriting Agreement

      3.1* Form of Amended and Restated Certificate of Incorporation of Registrant

      3.2*     Form of By-Laws of Registrant

      4.1*     Specimen Certificate for Registrant's common stock

      4.2*     Amended and Restated Registration Rights Agreement

      5.1*     Opinion of Freeborn & Peters

     10.1*     Form of DigitalWork.com Amended and Restated 1998 Stock
               Option Plan

     10.2*     Form of DigitalWork.com 2000 Employee Stock Purchase Plan

     10.3* Form of Employee Stock Option Agreement for the Amended and Restated 1998 Stock Option Plan

     10.4 Form of DigitalWork.com, Inc. Stock Subscription warrant issued to affiliates of Attractor Capital Management

     10.5* Form of DigitalWork.com, Inc. Stock Subscription Warrant issued to Series D Participants dated December 2, 1999

     10.6      DigitalWork.com, Inc. Stock Subscription Warrant issued to
               America Online, Inc. dated December 27, 1999

     10.7      DigitalWork.com, Inc. Stock Subscription Warrant issued to
               Dell USA, L.P. dated December 22, 1999

     10.8      DigitalWork.com, Inc. Stock Subscription Warrant issued to
               Edward C. Coppola, Jr. dated November 1998;
               DigitalWork.com, Inc. Stock Subscription Warrant issued to
               Edward C. Coppola, Jr. dated April 1999.

     10.9*     Form of DigitalWork.com, Inc. Employment Confidential
               Information, Invention Assignment and Arbitration
               Agreement

     10.10     Employment Agreement between Registrant and Robert A.
               Schultz

     10.11     Employment Agreement between Registrant and Craig A.
               Terrill

     10.12     Employment Agreement between Registrant and David P. Aniol

     10.18*    Form of Directorship Indemnification Agreement

     10.19*    Lease for 230 West Monroe between DigitalWork, Inc., TIAA
               Realty, Inc., First Amendment to Lease by and between
               DigitalWork, Inc. and TIAA Realty, Inc., and Second
               Amendment to Lease by and between DigitalWork, Inc. and TIAA Realty, Inc.

     10.20+ Confidential Interactive Marketing Agreement by and between the Registrant and America Online, Inc. dated as of January 1, 2000.

     10.21+ Master Services Agreement by and between the Registrant and Dell Computer Corporation entered into as of December
               22, 1999.

     10.22*    Form of Rights Agreement between DigitalWork.com, Inc. and
               Chase Mellon Shareholder Services L.L.C. as Rights Agent


      Exhibit                        Description
      -------                        -----------

     23.1      Consent of Ernst & Young LLP

     23.2*     Consent of Freeborn & Peters (contained in Exhibit 5.1)

     23.3*     Consent of Edward C. Coopola

     24.1*     Power of Attorney (See page II-6)

     27.1*     Financial Data Schedule

--------
*  Previously filed.
+  Subject to a confidential treatment request.
*** To be filed by amendment.

   (B) Financial Statement Schedules:

   All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby further undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 12, 2000.

                                          DigitalWork.com, Inc.

                                                 /s/ Robert A. Schultz
                                          By: _________________________________
                                                    Robert A. Schultz,
                                            Chairman of the Board of Directors
                                                            and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated on April 12, 2000:

                 Signature                                     Title
                 ---------                                     -----


         /s/ Robert A. Schultz              Chairman of the Board of Directors and
___________________________________________   Chief Executive Officer (Principal
             Robert A. Schultz                Executive Officer)

                     *                      President and Chief Operating Officer
___________________________________________
             Craig A. Terrill

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
                David Aniol

                     *                      Director
___________________________________________
                 Raj Atluru

                     *                      Director
___________________________________________
               Warren Packard

                     *                      Director
___________________________________________
                Marc Benioff


      /s/ Robert A. Schultz
*By: ________________________________
          Robert A. Schultz
           Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit                            Description
  -------                            -----------

  1.1*     Form of Underwriting Agreement

  3.1*     Form of Amended and Restated Certificate of Incorporation of
           Registrant

  3.2*     Form of By-Laws of Registrant

  4.1*     Specimen Certificate for Registrant's common stock

  4.2*     Amended and Restated Registration Rights Agreement among the
           Registrant and certain holders of the Registrant's securities

  5.1*     Opinion of Freeborn & Peters

 10.1*     Form of DigitalWork.com Amended and Restated 1998 Stock Option
           Plan

 10.2*     Form of DigitalWork.com 2000 Employee Stock Purchase Plan

 10.3*     Form of Employee Stock Option Agreement for the Amended and
           Restated 1998 Stock Option Plan

 10.4 Form of DigitalWork.com, Inc. Stock Subscription warrant issued to affiliates of Attractor Capital Management

 10.5* Form of DigitalWork.com, Inc. Stock Subscription Warrant issued to Series D Participants dated December 2, 1999

 10.6      DigitalWork.com, Inc. Stock Subscription Warrant issued to
           America Online, Inc. dated December 27, 1999

 10.7      DigitalWork.com, Inc. Stock Subscription Warrant issued to
           Dell USA, L.P. dated December 22, 1999

 10.8      DigitalWork.com, Inc. Stock Subscription Warrant issued to
           Edward C. Coppola, Jr. dated November 1998; DigitalWork.com,
           Inc. Stock Subscription warrant issued to Edward C. Coppola, Jr. dated April 1999.

 10.9*     Form of the Registrant's Employment Confidential Information,
           Invention Assignment and Arbitration Agreement

 10.10     Employment Agreement between Registrant and Robert A. Schultz

 10.11     Employment Agreement between Registrant and Craig A. Terrill

 10.12     Employment Agreement between Registrant and David P. Aniol

 10.18*    Directorship Indemnification Agreement

 10.19*    Lease for 230 West Monroe between DigitalWork, Inc., TIAA
           Realty, Inc. , First Amendment to Lease by and between
           DigitalWork, Inc. and TIAA Realty, Inc., and Second Amendment to Lease by and between DigitalWork, Inc. and TIAA Realty, Inc.

 10.20+ Confidential Interactive Marketing Agreement by and between the Registrant and America Online, Inc. dated as of January 1,
           2000.

 10.21+ Master Services Agreement by and between the Registrant and Dell Computer Corporation entered into as of December 22,
           1999.


  Exhibit                          Description
  -------                          -----------

 10.22*    Form of Rights Agreement between DigitalWork.com, Inc. and
           Chase Mellon Shareholder Services L.L.C. as Rights Agent.

 23.1      Consent of Ernst & Young LLP

 23.2*     Consent of Freeborn & Peters (contained in Exhibit 5.1)

 23.3*     Consent of Edward C. Coopola

 24.1*     Power of Attorney

 27.1*     Financial Data Schedule

--------
*Filed previously.
 +Subject to a confidential treatment request.
***To be filed by amendment.